QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-105101

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1

TO

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PNB BANCSHARES, INC.
(Exact name of registrant, a "small business issuer," as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	37-1451481 (I.R.S. Employer Identification Number)
329 Court Street P.O. Box 68 Pekin, Illinois 61555-0068 (309) 347-2151 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott C. Davis, President
PNB Bancshares, Inc.
329 Court Street
P.O. Box 68
Pekin, Illinois 61555-0068
(309) 347-2151
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Theodore L. Eissfeldt, Esq.
Howard & Howard Attorneys, P.C.
211 Fulton Street, Suite 600
Peoria, Illinois 61602
(309) 672-1483

        Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable following the effective date of the Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CROSS REFERENCE SHEET

	Form S-4 Item Number and Caption	Location or Caption in Prospectus
1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Outside Front Cover Page of Proxy Statement/Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover Page of Proxy Statement/Prospectus
3.	Risk Factors, Ratio of Earnings to Fixed Charges and Other Information	Summary; Risk Factors
4.	Terms of the Transaction
The Proposed Share Exchange; Information Regarding PNB Bancshares, Inc. Common Stock; Comparison of Rights of Pekin National Bank Shareholders and PNB Bancshares, Inc. Shareholders; Material Federal Income Tax Consequences
5.	Pro Forma Financial Information	Capitalization
6.	Material Contacts With the Company Being Acquired	Not Applicable
7.	Additional Information Required for Reoffering by Persons and Parties Deemed to be Underwriters	Not Applicable
8.	Interests of Named Experts and Counsel	Not Applicable
9.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Not Applicable
10.	Information With Respect to S-3 Registrants	Not Applicable
11.	Incorporation of Certain Information by Reference	Not Applicable
12.	Information With Respect to S-2 or S-3 Registrants	Not Applicable
13.	Incorporation of Certain Information by Reference	Not Applicable
14.	Information With Respect to Registrants Other Than S-2 or S-3 Registrants	Information Regarding PNB Bancshares, Inc.; Information Regarding Pekin National Bank
15.	Information With Respect to S-3 Companies	Not Applicable
16.	Information With Respect to S-2 or S-3 Companies	Not Applicable
17.	Information With Respect to Companies Other Than S-2 or S-3 Companies	Information Regarding Pekin National Bank
18.	Information if Proxies, Consents or Authorizations Are to Be Solicited	Information Regarding the Special Meeting; Dissenters' Rights; Management of PNB Bancshares, Inc.
19.	Information if Proxies, Consents or Authorizations Are Not to be Solicited in an Exchange Offer	Not Applicable

JOINT PROXY STATEMENT/PROSPECTUS

PNB BANCSHARES, INC.
Prospectus for 22,000 Shares of Common Stock

PEKIN NATIONAL BANK
Proxy Statement for a Special Meeting of Shareholders

        We are furnishing this joint proxy statement/prospectus to you, the shareholders of Pekin National Bank, a national banking association. This proxy statement/prospectus is being used in connection with the solicitation of proxies by our board of directors for use at a special meeting of Pekin National Bank shareholders to be held on                         , 2003, or any adjournment of the meeting. We are also giving you this joint proxy statement/prospectus in connection with the proposal to issue you up to 22,000 shares of common stock, $10 par value per share of PNB Bancshares, Inc. upon completion of the share exchange described in this joint proxy statement/prospectus. Pekin National Bank directed the formation of PNB Bancshares, Inc., an Illinois corporation formed to act as a holding company for Pekin National Bank.

        At the special meeting, you will consider and vote upon the approval of an agreement and plan of share exchange dated April 8, 2003, which provides for the reorganization of Pekin National Bank into a holding company structure. The agreement and plan of share exchange provides that each share of Pekin National Bank common stock, par value $10 per share, will be exchanged for one share of PNB Bancshares, Inc. common stock, par value $10 per share. This applies to all shares other than shares held by any Pekin National Bank shareholder who perfects dissenter's rights.

        Pekin National Bank is proposing the share exchange to effect its plan to reorganize its ownership into a holding company structure. Immediately following the share exchange and assuming no shareholders exercise their dissenter's rights, existing shareholders of Pekin National Bank would be the only shareholders of PNB Bancshares, Inc. and their proportional ownership interest in Pekin National Bank would remain unchanged except that their interests would be held indirectly through PNB Bancshares, Inc. For federal income tax purposes, Pekin National Bank's shareholders will not recognize any gain or loss on the exchange of their Pekin National Bank common stock to the extent they receive solely PNB Bancshares common voting stock. For a discussion of Pekin National Bank's reasons for reorganizing into a holding company structure, see "Reasons for the Share Exchange."

        We are first mailing this joint proxy statement/prospectus, the notice of special meeting and form of proxy to Pekin National Bank shareholders on or about                        , 2003.

        PNB Bancshares, Inc. common stock is not traded on any securities market.

        See "Risk Factors" on page 7 for a discussion of factors you should carefully consider before deciding how to vote.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Also, neither the Securities and Exchange Commission nor any state commission have passed upon the accuracy or adequacy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is                        , 2003.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2003

        We hereby give you notice that our directors have called a special meeting of the shareholders of Pekin National Bank, a national banking association ("Pekin National Bank"). The meeting will take place on                        , 2003, at                .m., local time, at Pekin National Bank, 329 Court Street, Pekin, Illinois.

        The purposes of the meeting are:

        1.     To approve the Agreement and Plan of Share Exchange dated April 8, 2003, a copy of which is attached to the accompanying joint proxy statement/prospectus as Appendix A, providing for a share exchange at a ratio of one share of the common stock of Pekin National Bank for one share of the common stock of PNB Bancshares, Inc., an Illinois corporation formed to serve as the holding company for Pekin National Bank.

        2.     To transact any other business which properly comes before the special meeting, or any postponements or adjournments of the meeting.

        Only shareholders of record at the close of business on                        , 2003, will receive notice of, and be entitled to vote at, the special meeting.

        Under Section 215a of Title 12 of the Untied States Code, any shareholder of Pekin National Bank who (i) files a written notice of dissent from the plan of share exchange at or prior to the special meeting, or (ii) votes against the proposed share exchange at the special meeting will be entitled to receive the fair value for his or her shares of common stock; provided, such shareholder makes proper demand on Pekin National Bank and complies with and satisfies the requirements specified in Section 215a of Title 12 of the United States Code.

By Order of the Board of Directors

Scott C. Davis, President

                        , 2003

        THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING COMMON STOCK OF THE BANK IS REQUIRED FOR APPROVAL OF THE AGREEMENT AND PLAN OF SHARE EXCHANGE.

TABLE OF CONTENTS

Page
SUMMARY	1
The Share Exchange	1
Comparison of the Rights of Pekin National Bank Shareholders and PNB Bancshares Shareholders	2
Material Federal Income Tax Consequences	4
Dissenters' Rights	4
Risk Factors	4
The Special Meeting	4
The Parties	5
Comparative Per Share Data	6
Regulatory Approvals	6
RISK FACTORS	7
As We Have Had Only 55 Trades in the Past 10 Years the Present Market for Our Common Stock is Significantly Limited and We Do Not Expect that Formation of the Holding Company Will Result in a More Liquid Market	7
PNB Bancshares' Ability to Pay Dividends Depends on Dividends from Pekin National Bank	7
Change of Control Restrictions	7
Limitations Upon the Type of Investors Who May Legally Own PNB Bancshares Common Stock	8
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	8
INFORMATION REGARDING THE SPECIAL MEETING TO APPROVE THE SHARE EXCHANGE	8
Matters to be Considered at the Special Meeting to Vote on the Share Exchange	8
Record Date and Voting for the Share Exchange	9
Vote Required for the Agreement and Plan of Share Exchange	9
Revocability of Proxies for the Share Exchange	10
Solicitation of Proxies for the Share Exchange	10
Certain Shareholders of Pekin National Bank	11
Certain Shareholders of PNB Bancshares, Inc.	12
Recommendation	12
THE PROPOSED SHARE EXCHANGE	13
PNB Bancshares Restructuring	13
The Share Exchange	13
Reasons for the Share Exchange	13
Management Following the Share Exchange	14
Shareholder Rights After the Share Exchange	14
Restrictions on Resales of PNB Bancshares Common Stock	14
Regulatory Approvals	15
Amendment and Termination of the Agreement and Plan of Share Exchange	15
Effective Date	15
Surrender of Stock Certificates and Receipt of New Certificates	15
Exchange of Stock Certificates	15
Failure to Surrender Stock Certificates	16
INFORMATION REGARDING PNB BANCSHARES STOCK	16
COMPARISON OF THE RIGHTS OF PEKIN NATIONAL BANK SHAREHOLDERS AND PNB BANCSHARES SHAREHOLDERS	16
Authorized and Unissued Stock	16
Dividend Rights	17
Voting Rights	17
Pre-emptive Rights	17
Liquidation Rights	18

Assessment and Repurchase	18
Antitakeover Provisions in PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws	18
Illinois Takeover Law	22
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	23
DISSENTERS' RIGHTS	23
INFORMATION REGARDING PNB BANCSHARES	24
General	24
Properties	24
Employees	25
Governmental Monetary Policies	25
Government Regulation	25
Market for PNB Bancshares Common Stock	25
Dividends on PNB Bancshares Common Stock	25
SEC Reporting Requirements	25
CAPITALIZATION	26
INFORMATION REGARDING PEKIN NATIONAL BANK	26
General	26
Properties	27
Employees	27
Lending Activities	27
Investment Securities	29
Deposits	29
Market Area	29
Legal Proceedings	29
Competition	30
Government Regulation	30
Market for and Dividends on Pekin National Bank Common Stock	30
Effect of Holding Company Formation on Pekin National Bank's Operations	30
MANAGEMENT OF PNB BANCSHARES	30
Directors and Officers of PNB Bancshares	30
Compensation of Directors and Officers of PNB Bancshares	31
SUPERVISION AND REGULATION	32
General	32
PNB Bancshares	32
Pekin National Bank	33
LEGAL MATTERS	36
FINANCIAL STATEMENTS	36
OTHER MATTERS	36
DOCUMENTS AVAILABLE FOR INSPECTION	36
HOW TO OBTAIN ADDITIONAL INFORMATION	36
INDEX TO FINANCIAL STATEMENTS	F-1

APPENDICES

Appendix A	Agreement and Plan of Share Exchange
Appendix B	Dissenters' Rights
Appendix C	OCC Valuation Procedures
Appendix D	Amended and Restated Articles of Incorporation

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the reorganization, we urge you to read this entire document carefully, including the appendices and enclosures. Each item in this summary includes a page reference directing you to a more complete description of the item.

        The reorganization must receive the necessary shareholder approval before it can be consummated.

The Share Exchange
(page 13)

Reasons for the Reorganization	The board of directors believes the establishment of a holding company structure for the bank will provide greater flexibility in responding to the expanding financial needs of Pekin National Bank's customers, in meeting increasing and ever-changing forms of competition for financial services and in reacting to legislative and governmental regulation.
Terms of the Share Exchange
The share exchange will require that shareholders of Pekin National Bank exchange their shares of Pekin National Bank common stock for shares of PNB Bancshares common stock. For each share of Pekin National Bank common stock, a shareholder of Pekin National Bank will receive one share of PNB Bancshares common stock. The only shares that will not be converted in this manner are those shares of shareholders of Pekin National Bank common stock who exercise their right to dissent. This share exchange requires that certain conditions be satisfied before it is final, and these conditions include approval of the agreement and plan of share exchange by Pekin National Bank shareholders.

 Comparison of the Rights of Pekin
National Bank Shareholders and PNB
Bancshares Shareholders
(page 16)

Your rights as a Pekin National Bank shareholder are governed by the National Bank Act and Pekin National Bank's Charter and Bylaws. After the share exchange, the Illinois Business Corporation Act and PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws will govern your rights as a shareholder of PNB Bancshares. This change in applicable law, organizational documents and Bylaws cause material changes in your shareholder rights. The following list highlights each of the material changes in your rights as a result of the share exchange. Some of these changes may be deemed to have an antitakeover effect. The formation of the holding company gave PNB Bancshares the opportunity to propose those corporate protections which it believes to be in the best interests of PNB Bancshares shareholders. Those provisions were not proposed in response to or with knowledge of any takeover attempts or efforts to gain control of Pekin National Bank or PNB Bancshares:	• • • • •	PNB Bancshares is authorized to issue 70,000 shares of PNB Bancshares common stock, par value $10 per share. Pekin National Bank is currently authorized to issue only 22,000 shares of common stock.

PNB Bancshares shareholders will not have cumulative voting rights in election of directors. Pekin National Bank shareholders have such rights.

PNB Bancshares shareholders will not have preemptive rights to subscribe to additional issues of stock or securities. Pekin National Bank shareholders have such rights.

PNB Bancshares can repurchase shares from its shareholders without first obtaining approval of the Comptroller of the Currency. Pekin National Bank must first get this approval.

PNB Bancshares directors will serve staggered three year terms instead of one year terms currently served by the directors of Pekin National Bank. PNB Bancshares directors can only be removed by the shareholders for cause and with approval of at least a majority of shares eligible to vote for directors. Pekin National Bank directors may be removed by shareholders with or without cause.
•
PNB Bancshares shareholders must provide PNB Bancshares with advance notice for the nomination of candidates for election as directors. There is a similar requirement for Pekin National Bank shareholders.
•	PNB Bancshares shareholders cannot take action by written consent, while Pekin National Bank shareholders are permitted in certain limited instances to act by written consent.

•
Certain provisions in PNB Bancshares' Amended and Restated Articles of Incorporation can be amended or eliminated only by an 80% vote of the shareholders, while Pekin National Bank's shareholders can amend Pekin National Bank's Charter with a majority vote.
•
PNB Bancshares' Amended and Restated Articles of Incorporation provide that it will be governed by Section 7.85 of the Illinois Business Corporation Act. Under Section 7.85, certain business combinations between PNB Bancshares and an interested shareholder must be approved by an 80% vote of outstanding stock entitled to elect directors and by a majority of disinterested shareholder unless the transaction has been approved by two-thirds of PNB Bancshares directors not affiliated with the interested shareholder or meets certain requirements relating to fairness of the consideration paid and procedural requirements.
•
PNB Bancshares' Amended and Restated Articles of Incorporation provide that it will be governed by Section 11.75 of the Illinois Business Corporation Act. Under Section 11.75, an interested shareholder may not engage in certain business combinations with PNB Bancshares for a period of three years after the date on which the shareholder became an interested shareholder unless: (i) prior to that date, PNB Bancshares' board of directors approved either the business combination or the transaction in which the shareholder became an interested persons, (ii) the interested shareholder owned at least 85% of PNB Bancshares' outstanding voting stock upon becoming an interested shareholder, or (iii) the business combination is approved by PNB Bancshares' board of directors and authorized at a shareholders' meeting by a vote of at least two-thirds of the outstanding voting stock of PNB Bancshares not owned by the interested person.
For more information, please see "COMPARISON OF THE RIGHTS OF PEKIN NATIONAL BANK SHAREHOLDERS AND PNB BANCSHARES SHAREHOLDERS" on page 16.

 Material Federal Income Tax Consequences
(page 23)

Intended federal income tax consequences	The share exchange is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, in which no gain or loss will be recognized by a bank shareholder upon the receipt of holding company common stock in exchange for bank common stock. Howard & Howard Attorneys, P.C. has given Pekin National Bank its opinion regarding the Federal income tax consequences of the share exchange.

Dissenters' Rights
(page 23)

You will have the right to dissent from the share exchange and receive cash equal to the "fair value" of your shares when the share exchange is final if you do either of the following things, and then make a written request for payment to Pekin National Bank within 30 days after completion of the share exchange:	1) before or at the special meeting, you can give a written notice of your intent to dissent from the agreement and plan of share exchange to Paula M. Ball, Vice President and Cashier, Pekin National Bank, 329 Court Street, Pekin, Illinois, and then not vote in favor of the share exchange; or
2) you can vote against the share exchange at the special meeting.
For more information, please see "DISSENTERS' RIGHTS" on page 23.

Risk Factors
(page 7)

You should carefully consider the following factors in deciding how to vote at the special meeting:	•	lack of public market for sale of PNB Bancshares common stock;
	•	change of control restrictions;
	•	PNB Bancshares' ability to pay dividends depends on dividends from Pekin National Bank; and
	•	limitations upon the type of investors who may legally own PNB Bancshares common stock.

The Special Meeting
(page 8)

Time and Place	The special meeting is scheduled to be held at Pekin National Bank, 329 Court Street, Pekin, Illinois, on , 2003 at .m.

Purpose	At the special meeting, you will consider and vote upon the agreement and plan of share exchange, providing for the establishment of a holding company structure for Pekin National Bank.
Record Date	You can vote at the special meeting of Pekin National Bank's shareholders if you owned Pekin National Bank common shares at the close of business on , 2003.
Required Vote	To approve the agreement and plan of share exchange, the holders of two-thirds of the outstanding Pekin National Bank common shares must vote in favor of it.
Recommendation
The board of directors of Pekin National Bank believes that the proposed share exchange is in the best interests of Pekin National Bank and its shareholders and unanimously recommends that you vote FOR the agreement and plan of share exchange.
Director and Officer Owned Shares
On March 31, 2003, the directors and executive officers of Pekin National Bank together owned 3,440 shares of Pekin National Bank's common stock, or approximately 15.63% of the shares entitled to vote at the special meeting. All of these holders have indicated their intention to vote their shares for the approval of the agreement and plan of share exchange.

The Parties
(pages 24 and 26)

PNB Bancshares	PNB Bancshares is a recently formed Illinois corporation, and does not currently own any significant assets and has not yet engaged in any business activity. Its only activity has been taking the procedural steps necessary to complete the share exchange, including applying for the necessary regulatory approvals. After the share exchange, PNB Bancshares will be a registered bank holding company under the Bank Holding Company Act of 1956, and will own all of the issued and outstanding common stock of the Pekin National Bank. After the share exchange, its main activity will be owning and supervising Pekin National Bank. PNB Bancshares' principal executive offices are located at 329 Court Street, Pekin, Illinois 61554. The telephone number there is (309) 347-2151. PNB Bancshares does not expect to be subject to the informational requirements of the Securities Exchange Act of 1934 because it intends to suspend its reporting obligation as a result of having fewer than 300 shareholders. If at some future date, PNB Bancshares' number of shareholders exceeds 500, it may be required to file reports with the Securities and Exchange Commission.

Pekin National Bank
Pekin National Bank is a national banking association located in Pekin, Illinois. It does general banking business, and offers most of the commercial and consumer services which banks may legally provide. Pekin National Bank's main executive offices are located at 329 Court Street, Pekin, Illinois 61554. Its telephone number is (309) 347-2151.
Comparative Per Share Data
Prior to the share exchange, PNB Bancshares will not conduct any business operations. Under the agreement and plan of share exchange, each outstanding share of Pekin National Bank common stock will be converted into one share of PNB Bancshares common stock. Therefore, upon completion of the share exchange, the pro forma combined book value per share, net income per share and market value per share of PNB Bancshares common stock will be equal to the respective historical per share amounts for Pekin National Bank.

Regulatory Approvals
(page 15)

Before we can complete the share exchange, we must satisfy a number of conditions in addition to obtaining the required vote of our shareholders, including the following:	•	prior approval of the Board of Governors of the Federal Reserve System, which was obtained on May 20, 2003 and
	•	prior approval of the Office of the Comptroller of the Currency, which was obtained on May 8, 2003.

RISK FACTORS

        Although many of the risk factors associated with an investment in PNB Bancshares common stock as a result of the proposed reorganization are similar to or the same as those risks associated with your investment in Pekin National Bank common stock, the following describes what we believe are the material risks of an investment in PNB Bancshares' common stock. There may be other risks, which we have not anticipated.

As We Have Had Only 55 Trades in the Past 10 Years the Present Market for Our Common Stock Is Significantly Limited and We Do Not Expect that Formation of the Holding Company Will Result in a More Liquid Market

        Currently, there is only a limited market for shares of Pekin National Bank common stock. If the proposed reorganization does not occur, we do not believe that a more active trading market will develop for Pekin National Bank common stock, and we do not plan to list Pekin National Bank common stock on any national securities exchange or on the Nasdaq Stock Market.

        We do not believe that a more active trading market will develop for PNB Bancshares common stock as a result of the proposed reorganization, and we do not plan to list PNB Bancshares common stock on any national securities exchange or on the Nasdaq Stock Market. If, the reorganization does occur, we expect that PNB Bancshares will have 22,000 outstanding shares of common stock, and few of these shares will have any significant possibility of being traded. For these reasons, your investment in PNB Bancshares common stock will be highly illiquid. The small number of outstanding shares causes little investor interest in the stock. For the past 10 years, Pekin National Bank is aware of only 55 trades and the average number of shares per trade was 54.

PNB Bancshares' Ability to Pay Dividends Depends on Dividends from Pekin National Bank

        After the share exchange is complete, PNB Bancshares will be a holding company whose principal asset will be all of the outstanding stock of Pekin National Bank. PNB Bancshares' ability to pay its expenses and dividends to shareholders will depend primarily on receipt of sufficient dividends from Pekin National Bank. Furthermore, federal banking laws limit Pekin National Bank's dividend payments. A national bank, such as Pekin National Bank, may not pay a dividend in any calendar year in excess of its retained net income for the current year plus its retained net income for the two prior years, unless it obtains approval from the Comptroller of the Currency (the "Comptroller"). As of March 31, 2003, Pekin National Bank had approximately $105,000 legally available to pay dividends without prior approval of the Comptroller.

Change of Control Restrictions

        Certain provisions of PNB Bancshares' Amended and Restated Articles of Incorporation might make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Pekin National Bank. We have these provisions to discourage attempts to control Pekin National Bank that the board of directors has not approved. However, these provisions might cause a future takeover attempt to be more difficult in situations where the holders of a majority of the shares may support the takeover attempt, but the board of directors does not approve. The Amended and Restated Articles of Incorporation might also make it more difficult to obtain shareholder approval of transactions, such as mergers and other corporate combinations, with persons having a defined relationship to PNB Bancshares, even if a majority of the shareholders favored them.

Limitations Upon the Type of Investors Who May Legally Own PNB Bancshares Common Stock

        Although some institutions may legally hold Pekin National Bank common stock, certain institutions and fiduciaries may not be able to continue to legally hold shares of PNB Bancshares common stock. These groups include:

  •
  certain insurance companies;

  •
  financial institutions;

  •
  trust companies and departments.

The above institutions should review applicable regulatory requirements in their jurisdiction to determine if they may legally hold the PNB Bancshares common stock.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of PNB Bancshares and Pekin National Bank after the share exchange is complete. When we use any of the words "believes," "expects," "anticipates," "estimates," or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the companies after the share exchange and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

  1.
  Competition among financial services companies increases.

  2.
  Changes in the interest rate environment reduce our interest margin.

  3.
  General economic conditions change or are worse than we expected.

  4.
  Legislative or regulatory changes adversely affect our business.

  5.
  Changes occur in business conditions and inflation.

  6.
  Personal or commercial customers' bankruptcies increase.

  7.
  Changes occur in the securities markets.

        The forward-looking earnings estimates included in the joint proxy statement/prospectus have not been examined or compiled by our independent public accountants, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them.

INFORMATION REGARDING THE SPECIAL MEETING TO APPROVE THE SHARE EXCHANGE

Matters to be Considered at the Special Meeting to Vote on the Share Exchange

        A proxy and notice of special meeting accompanies each copy of this joint proxy statement/prospectus that we are mailing or delivering to you. We are providing this information in connection with the solicitation of proxies by Pekin National Bank's board of directors for use at the special meeting.

        We have scheduled the special meeting to be held at Pekin National Bank, 329 Court Street, Pekin, Illinois, on                        , 2003 at                .m. At the special meeting, you will consider and vote upon the approval of the agreement and plan of share exchange. We have attached a copy of the agreement and plan of share exchange to this joint proxy statement/prospectus as Appendix A.

        We request that you promptly sign, date and return the accompanying proxy to Pekin National Bank in the postage-paid, addressed envelope included in this package. If you do not return a properly executed proxy or do not vote at the special meeting, this will have the same effect as a vote against the agreement and plan of share exchange.

Record Date and Voting for the Share Exchange

        Our board of directors has fixed the close of business on                        , 2003 as the record date for this transaction. This means that only holders of Pekin National Bank common stock on that date will be entitled to vote at the special meeting and at any future meeting, if we postpone or adjourn the special meeting. As of the close of business on the record date, there were 22,000 shares of Pekin National Bank common stock outstanding held by approximately 260 shareholders of record.

        Each holder of Pekin National Bank common stock on the record date will have the right to cast one vote for each share held on each matter voted upon at the special meeting and at any future meeting, if we postpone or adjourn the special meeting. In order to constitute a quorum at the special meeting, at least a majority of the total number of Pekin National Bank common stock shares outstanding must be present, either in person or by proxy.

        You should not forward any stock certificates with your proxies.

Vote Required for the Agreement and Plan of Share Exchange

        For the agreement and plan of share exchange to be approved, the holders of at least two-thirds of the shares of Pekin National Bank common stock outstanding on the record date need to vote in favor of the share exchange. It is important for you to recognize that the agreement and plan of share exchange needs to be approved by the holders of two-thirds of the total outstanding shares of Pekin National Bank common stock, and NOT two-thirds of the shares actually voted. Because of this requirement, if you do not either submit your vote by proxy, or vote in person at the special meeting, that will have the same effect as a vote "AGAINST" the agreement and plan of share exchange.

        If you properly execute your proxy, and mark "ABSTAIN", that will count for determining whether there is a quorum, but will not be voted, and therefore will have the same effect as a vote "AGAINST" the agreement and plan of share exchange.

        A situation may occur where a broker or other nominee indicates on the proxy that it lacks discretionary authority as to certain shares of Pekin National Bank common stock to vote on a particular matter. This will count for determining whether there is a quorum, but will not be voted, and will have the same effect as a vote "AGAINST" the agreement and plan of share exchange.

        Properly executed proxies which represent shares of Pekin National Bank common stock will be voted in accordance with the instructions indicated on the proxies. If there are no instructions otherwise, properly executed proxies will be voted "FOR" the proposal to approve the agreement and plan of share exchange. The proxy holder will vote in its discretion for any other matter which may properly be voted on at the special meeting, or any future meeting, if we postpone or adjourn the special meeting. If you grant a proxy, you can later revoke the proxy and vote in person at the special meeting.

Revocability of Proxies for the Share Exchange

        A Pekin National Bank shareholder's presence at the special meeting will not automatically revoke that shareholder's proxy. However, a Pekin National Bank shareholder may revoke a proxy at any time before its exercise by:

  •
  delivering to the Cashier of Pekin National Bank a written notice of revocation at or before the special meeting;

  •
  delivering to the Cashier of Pekin National Bank a duly executed proxy with a later date, at or before the special meeting; or

  •
  attending the special meeting and filing a written notice of revocation with the secretary of the meeting, and voting in person.

All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Pekin National Bank, 329 Court Street, Pekin, Illinois 61554, Attention: Cashier.

Solicitation of Proxies for the Share Exchange

        In addition to solicitation by mail, directors, officers and employees of Pekin National Bank may solicit proxies for the special meeting from you by other methods. These methods include solicitation in person, by telephone, or by telegram. Any person soliciting proxies in these manners will not be paid more than what they normally receive in their capacities as directors, officers and employees. Pekin National Bank will be responsible for the cost of solicitation of proxies for the special meeting.

Certain Shareholders of Pekin National Bank

        The following table provides you with information regarding the ownership of shares of Pekin National Bank common stock as of March 31, 2003 by directors and executive officers of Pekin National Bank and persons other than directors and executive officers who own beneficially 5% or more of Pekin National Bank common stock.

	Pekin National Bank Common Stock Beneficially Owned as of March 31, 2003(1)			PNB Bancshares Common Stock to be Owned as After the Share Exchange(2)
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares	Percent of Class
5% Shareholders:
Melody A. Conaghan 1909 Elcamino Pekin, Illinois 61554	1,330	(3)	6.05%	1,330	6.05%
Mr. James E. Mamer Mrs. Lynn M. Mamer 420 Willow Court East Peoria, Illinois 61611	1,981		9.00%	1,981	9.00%
Mr. Albert J. Martens 1959 Tanglewood Pekin, Illinois 61554	1,512		6.87%	1,512	6.87%
Directors:
Paula M. Ball	170		..77%	170	..77%
Scott C. Davis	405		1.84%	405	1.84%
Warren E. Miller	160	(4)	..73%	160	..73%
Sidney W. Parker	1,621	(5)	7.37%	1,621	7.37%
Henry T. Sego, Jr.	100		..45%	100	..45%
Wayne M. Zimmerman	984	(6)	4.47%	984	4.47%
Executive Officers:
Kristi Sloter	0		0.00%	0	0.00%
Directors and executive officers as a group (6) persons	3,440		15.63%	3,440	15.63%

(1)
The nature of beneficial ownership of shares shown in this column is sole voting and investment power unless otherwise indicated.

(2)
Pro forma percentages represent percentage ownership of issued and outstanding PNB Bancshares common stock after consummation of the share exchange based upon the redemption of one share of PNB Bancshares common stock held by the President of Pekin National Bank as the nominee of Pekin National Bank and the issuance of 22,000 shares of PNB Bancshares common stock in connection with the share exchange.

(3)
Includes 1,189 shares of Pekin National Bank stock owned by the Gerald E. Conaghan Testamentary Trust, Melody A. Conaghan, Trustee, 25 shares of Pekin National Bank common stock owned by James A. Conaghan, Melody A. Conaghan, Guardian, and 22 shares of common stock of Pekin National Bank owned by Michael W. Conaghan, Melody A. Conaghan, Guardian.

(4)
Includes 60 shares of Pekin National Bank common stock owned jointly with Mr. Miller's spouse, Ila Mae Miller.

(5)
Includes 1,521 shares of Pekin National Bank common stock owned jointly with Mr. Parker's spouse, Marie C. Parker.

(6)
Includes 200 shares of Pekin National Bank common stock owned jointly with Mr. Zimmerman's spouse, Bonna Zimmerman, and 684 shares of Pekin National Bank common stock owned by Bonna Zimmerman.

Certain Shareholders of PNB Bancshares, Inc.

        Scott C. Davis, President of the Bank, as the Bank's nominee currently holds the one share of PNB Bancshares common stock issued and outstanding. After the share exchange, PNB Bancshares will redeem this share of its common stock.

Recommendation

        We believe that the proposed share exchange is in the best interests of Pekin National Bank and its shareholders, and we unanimously recommend that you vote FOR the agreement and plan of share exchange.

THE PROPOSED SHARE EXCHANGE

        This section of the joint proxy statement/prospectus describes certain of the more important aspects of the share exchange. To the extent that it relates to the agreement and plan of share exchange, we do not intend the following description to be complete. Thus you should read the entire agreement and plan of share exchange, attached as Appendix A, and incorporated by reference. Assuming that no Pekin National Bank shareholders dissent, PNB Bancshares will have 22,000 shares of PNB Bancshares common stock issued and outstanding when the share exchange is completed.

PNB Bancshares Restructuring

        Under the share exchange, Pekin National Bank will become a subsidiary of a new parent company, PNB Bancshares. This will cause present shareholders of Pekin National Bank common stock to become holders of PNB Bancshares common stock. This restructuring will be accomplished principally through the share exchange in accordance with the terms and conditions of the agreement and plan of share exchange.

The Share Exchange

        Under the terms of the agreement and plan of share exchange, Pekin National Bank will become a wholly-owned subsidiary of PNB Bancshares. Each share of Pekin National Bank common stock issued and outstanding, excluding shares held by shareholders who perfect their dissenters' rights, will be converted into and exchanged for the right to receive one share of PNB Bancshares common stock. After the share exchange, PNB Bancshares will be the holding company for Pekin National Bank, and Pekin National Bank will be PNB Bancshares' only significant asset.

Reasons for the Share Exchange

        Our board of directors unanimously considers it to be in the best interests of Pekin National Bank, its customers and its shareholders to change its corporate structure. In the board's opinion, this share exchange, and the new holding company structure, will permit greater flexibility to respond to changes in the banking industry. Among these changes are:

  •
  customer demand for new services;

  •
  increasing competition from other financial institutions; and

  •
  changes brought about by legislative and governmental regulation.

The share exchange, and the resulting holding company structure, will allow Pekin National Bank to respond to these changes in several ways including:

  •
  Multiple-Bank Holding Companies. In the past, Illinois law did not allow multiple-bank holding companies and branch banking. However, under current federal and Illinois law, bank holding companies may own more than one bank, banks may branch state-wide in Illinois and banks may merge with banks in other states thus creating interstate branches. If you approve the share exchange, Pekin National Bank will be a key part of an existing bank holding company. That bank holding company will be in a position to acquire additional banks and establish interstate operations through the merger of these banks. Currently however, there are no specific or proposed plans, arrangements or commitments to purchase additional banks.

  •
  Capitalization of the Bank. As of March 31, 2003, Pekin National Bank's ratio of capital to total assets was at a level that was satisfactory to the Comptroller, the primary supervisory authority over Pekin National Bank. If at any time in the future, this ratio falls below the satisfactory level, PNB Bancshares will be in a position to increase Pekin National Bank's capital by either buying more shares of Pekin National Bank common stock or contributing funds directly to

    Pekin National Bank's capital. PNB Bancshares would be able to acquire these funds by borrowing them from an unrelated bank or by selling shares of PNB Bancshares common stock.

  •
  Non-Banking Activities. The bank holding company structure can be used to move into other related financial activities, either directly by forming subsidiaries or indirectly by acquiring companies already performing such activities. Currently, we do not anticipate PNB Bancshares engaging in any operations other than the operation of Pekin National Bank. However, if at any time in the future, engaging in other operations is desirable, PNB Bancshares has the ability to do so. PNB Bancshares may not organize or acquire any incorporated or unincorporated business without the approval of the Federal Reserve Board.

  •
  Flexibility in Financing. After the share exchange, PNB Bancshares will have flexibility in obtaining financing through possibly issuing additional shares from its reserve of 48,000 shares of authorized but unissued PNB Bancshares common stock. Without further action by the PNB Bancshares shareholders, these shares will be available for any proper corporate purpose, including raising additional capital for acquisitions.

Management Following the Share Exchange

        The directors and officers of PNB Bancshares and Pekin National Bank will remain the same after the completion of the share exchange. See "Management of PNB Bancshares" for information with respect to the current directors and officers of PNB Bancshares.

Shareholder Rights After the Share Exchange

        The Amended and Restated Articles of Incorporation and Bylaws of PNB Bancshares are different from those of Pekin National Bank's Charter and Bylaws in several significant ways. These changes affect shareholder's rights and the ability of the current management to remain in their respective positions. The formation of the holding company gave PNB Bancshares the opportunity to propose these corporate protections, which it believes are in the best interest of PNB Bancshares and its shareholders. However, the change may have effects that could be viewed as disadvantageous to certain shareholders. For a more detailed discussion of these changes, please see "COMPARISON OF THE RIGHTS OF PEKIN NATIONAL BANK SHAREHOLDERS AND PNB BANCSHARES SHAREHOLDERS—Antitakeover Provisions in PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws."

Restrictions on Resales of PNB Bancshares Common Stock

        All shares of PNB Bancshares common stock that you receive in connection with the share exchange will be freely transferable, except for shares received by "affiliates" of Pekin National Bank. Those shares may be resold only in transactions permitted by the resale provisions of Rule 145 of the Securities Act of 1933, or as otherwise permitted in the Securities Act of 1933. "Affiliates" of Pekin National Bank generally include individuals or entities that control, are controlled by, or are under common control with Pekin National Bank, and may include certain officers and directors of Pekin National Bank as well as principal shareholders of Pekin National Bank.

        The certificates of PNB Bancshares common stock issued to affiliates of Pekin National Bank in the share exchange may contain a legend indicating these resale restrictions.

        This discussion of resale restrictions is only a general statement of restrictions on PNB Bancshares common stock to be issued in the share exchange. Therefore, you should confer with your legal counsel regarding the resale restrictions that may apply to you.

Regulatory Approvals

        The consummation of the share exchange is subject to approval by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. Pekin National Bank has filed the necessary applications with these regulatory agencies, and the applications are pending.

Amendment and Termination of the Agreement and Plan of Share Exchange

        To the extent authorized by applicable law, any term of the agreement and plan of share exchange may be amended or modified at any time by a writing signed by the parties. However, after you have approved the agreement and plan of share exchange, no amendments to the agreement and plan of share exchange that materially adversely affect your rights will be made. Any material change made to the agreement and plan of share exchange after the date of this joint proxy statement/prospectus would require you to be resolicited to vote upon the proposed change.

        The agreement and plan of share exchange may be terminated by either Pekin National Bank or PNB Bancshares before you have approved the agreement and plan of share exchange and by consent of both Pekin National Bank and PNB Bancshares after you have approved the agreement and plan of share exchange. If Pekin National Bank is seeking to terminate the agreement, its board of directors would have to authorize and approve a resolution for the termination. If PNB Bancshares is seeking to terminate the agreement, its board of directors would have to authorize and approve a resolution for the termination. If the agreement and plan of share exchange is terminated, neither Pekin National Bank nor PNB Bancshares nor any officers and directors of any of the companies will have any further liability or obligation under the agreement and plan of share exchange to the other.

Effective Date

        If the holders of the required number of Pekin National Bank common stock shares approve the share exchange, and other conditions to completing the share exchange are either satisfied or waived, then the share exchange will become effective at the close of business on a date chosen by Pekin National Bank.

Surrender of Stock Certificates and Receipt of New Certificates

        On the effective date of the share exchange:

  •
  Each share of Pekin National Bank common stock will be converted into one share of PNB Bancshares common stock; and

  •
  PNB Bancshares will redeem, at cost, the share of common stock it issued to Scott C. Davis as part of its corporate organization.

Exchange of Stock Certificates

        As soon as practicable after the effective date of the share exchange, Pekin National Bank will have its transfer agent mail a letter of transmittal to shareholders who did not perfect dissenters' rights. The letter of transmittal will include instructions for the exchange of stock certificates representing Pekin National Bank common stock for stock certificates representing PNB Bancshares common stock.

        Each shareholder of Pekin National Bank common stock who returns a properly completed letter of transmittal and his or her certificates representing Pekin National Bank common stock will receive a certificate or certificates representing the same number of shares of PNB Bancshares common stock.

        Shareholders should not send in their stock certificates until they receive and complete the letter of transmittal.

Failure to Surrender Stock Certificates

        Until the shareholder surrenders his or her Pekin National Bank common stock certificate or certificates to Pekin National Bank, or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to our procedures, the shareholder:

  •
  Will not be issued a certificate representing the shares of PNB Bancshares common stock which he or she is entitled to receive; and

  •
  Will not be paid dividends or other distributions on the shares of PNB Bancshares common stock which he or she is entitled to receive; instead, we will hold any dividends or distributions without interest, for the holder's account until he or she surrenders his or her Pekin National Bank common stock certificates.

INFORMATION REGARDING PNB BANCSHARES STOCK

        PNB Bancshares is currently authorized to issue up to 70,000 shares of PNB Bancshares common stock, par value $10 per share. Pekin National Bank's President, as its nominee, currently holds the one share of PNB Bancshares common stock that is issued and outstanding. After the share exchange, PNB Bancshares will redeem this one share of PNB Bancshares common stock. If we complete the share exchange, and there are no dissenting shareholders, PNB Bancshares will have 22,000 shares of PNB Bancshares common stock issued and outstanding. The PNB Bancshares common stock is not traded, nor do we expect it to be traded on an established public trading market.

        Holders of PNB Bancshares common stock may cast one vote per share on all matters submitted to a vote of the shareholders of PNB Bancshares. Except as otherwise required by law, the holders of PNB Bancshares common stock will exclusively possess all voting power. The holders of PNB Bancshares common stock will be entitled to dividends legally declared by PNB Bancshares' board of directors. These holders will also be entitled to receive pro rata any assets of PNB Bancshares available to them for distribution upon liquidation. No holder of PNB Bancshares common stock has any preemptive or preferential rights to purchase, subscribe for or otherwise acquire any PNB Bancshares stock. Likewise, there are no preemptive rights for any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire, any PNB Bancshares, whenever it is authorized. Upon their issuance, all of the shares offered in this share exchange will be validly issued, fully paid and nonassessable.

COMPARISON OF THE RIGHTS OF PEKIN NATIONAL BANK SHAREHOLDERS
AND PNB BANCSHARES SHAREHOLDERS

Authorized and Unissued Stock

        PNB Bancshares' Amended and Restated Articles of Incorporation authorizes the issuance of 70,000 shares of PNB Bancshares common stock, par value $10 per share. If the share exchange takes effect, and there are no dissenting shareholders, 22,000 of these common shares will be issued and outstanding.

        Pekin National Bank is authorized to issue 22,000 shares of Pekin National Bank common stock, par value $10 per share, all of which are issued and outstanding.

        The Illinois Business Corporation Act of 1983 permits PNB Bancshares' board of directors to issue, without prior approval of the shareholders of PNB Bancshares, additional shares of stock up to the total amount of PNB Bancshares common stock authorized. Because all of Pekin National Bank's authorized shares are already issued, you presently have the right to vote on any additional issue of stock of any class or series that Pekin National Bank may issue. PNB Bancshares' board of directors also may issue additional shares without the approval of the Office of the Comptroller of the Currency.

The board of directors of Pekin National Bank must obtain the Office of the Comptroller of the Currency's prior approval before issuing additional shares. At the present time, PNB Bancshares does not have any intention of issuing any additional stock.

        If a bank holding company wants to acquire additional banks, one way it can do it is by the exchange of stock of the holding company for stock of the bank being acquired. This type of acquisition may not require shareholders' approval but would require approval of various regulatory agencies, in addition to action of the holding company's board of directors.

Dividend Rights

        You are currently entitled to dividends when legally declared by Pekin National Bank's board of directors. However, national banks are subject to provisions of the National Bank Act that provide restrictions on the payment of dividends. See "SUPERVISIONS AND REGULATION—Bank Regulation."

        Similarly, the holders of PNB Bancshares common stock will be entitled to dividends when legally declared by PNB Bancshares' board of directors. The source of funds for dividend payments and expenses of PNB Bancshares will primarily be dividends from Pekin National Bank.

Voting Rights

        All voting rights are vested in Pekin National Bank common stock shareholders, with each share being entitled to one vote. The same is true for PNB Bancshares common stock shareholders.

        You presently have cumulative voting rights in the election of directors. Cumulative voting means that each shareholder may cast a number of votes equal to the number of shares that shareholder owns multiplied by the number of directors to be elected. For example, if a shareholder owns 100 shares, and 3 directors are going to be elected, that shareholder may cast 300 votes. Those votes may be distributed among one or more nominees in any manner the shareholder desires. Cumulative voting enables persons holding less than a majority of the shares to elect one or more directors to the board of directors, depending upon the particular circumstances. The purpose of cumulative voting is to provide an opportunity for minority shareholder representation on the board of directors. However, cumulative voting also creates a possibility that one or more persons could become directors in order to promote interests of groups of shareholders who own far less than a majority of the voting stock. This group may have interests and goals that are inconsistent with, and may be conflict with, the goals of a majority of the shareholders. PNB Bancshares' management does not believe that cumulative voting serves a useful purpose for PNB Bancshares and believes that it might be disruptive to its efficient management. Therefore, cumulative voting will not take place in PNB Bancshares. Thus, a majority of the shares of stock of the shareholders voting at any annual meeting will be able to elect all the directors to be elected.

Pre-emptive Rights

        You presently have pre-emptive rights to subscribe to any additional issue of stock or securities by Pekin National Bank. The Amended and Restated Articles of Incorporation of PNB Bancshares do not provide pre-emptive rights to the shareholders of PNB Bancshares. The absence of pre-emptive rights could result in diluting the interests of existing shareholders of PNB Bancshares if it issues additional PNB Bancshares common stock shares. However, the board of directors of PNB Bancshares believes that eliminating pre-emptive rights is to PNB Bancshares' and its shareholders' advantage, as it will give PNB Bancshares maximum flexibility in determining the timing and manner of any future PNB Bancshares common stock offerings. PNB Bancshares does not presently intend any immediate stock issuances and does intend to fully consider the existing shareholders' interests should any further financings be considered. PNB Bancshares believes that eliminating pre-emptive rights will permit necessary corporate flexibility that will benefit the shareholders of PNB Bancshares.

Liquidation Rights

        If Pekin National Bank liquidates, you are entitled to receive pro rata any assets distributable to Pekin National Bank shareholders. Similarly, if PNB Bancshares liquidates, PNB Bancshares shareholders will be entitled to receive pro rata any assets distributable to shareholders.

Assessment and Repurchase

        All of the shares of Pekin National Bank are fully paid and non-assessable except as set forth in Section 55 of Title 12 of the United States Code, as amended, which provides, among other things, that if the capital stock of a national bank shall be impaired by losses or otherwise, the Comptroller may require payment of the deficiency by assessment upon shareholders, pro rata. This section further provides that if any shareholder shall fail to pay any such assessment after three months' notice, the shares of such shareholder to the extent necessary, may be sold to recover any deficiency. Shares of PNB Bancshares common stock to be issued and delivered to Pekin National Bank shareholders, if the share exchange is effected, also will be, when so issued and delivered, fully paid and non-assessable. Pekin National Bank common stock, unlike PNB Bancshares common stock, may not be repurchased without the prior approval of two-thirds of all shareholders and the approval of the Comptroller.

Antitakeover Provisions in PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws

        PNB Bancshares' Amended and Restated Articles of Incorporations and Bylaws differ from Pekin National Bank's Charter and Bylaws in certain significant ways. The holding company formation allowed us to include the differences to discourage any attempt to obtain control of PNB Bancshares that the board of directors does not approve. These provisions make it more difficult for a person or company to obtain control of PNB Bancshares in a short time and impose its will on the remaining shareholders. None of the provisions in PNB Bancshares' Amended and Restated Articles of Incorporation or Bylaws will prevent a tender offer for all or part of its stock. However, these protective provisions may make it more difficult or deter a future takeover attempt which the board of directors does not approve but which the holders of a majority of the shares might deem to be desirable. It may also be more difficult to obtain shareholder approval of certain transactions with persons having a defined relationship to PNB Bancshares, even if a majority of the shareholders favors them. Examples of these transactions are mergers and other corporate combinations. The holders of a majority of the PNB Bancshares common stock will still have the power to approve these types of transactions that do not involve a person with a defined relationship to PNB Bancshares.

        Moreover, proposed business combinations may be approved by a simple majority of the outstanding shares in a few circumstances. A majority is sufficient if the action has been approved by a majority of PNB Bancshares' board of directors who are unaffiliated with the interested shareholder and also were directors before the shareholder became interested. A majority is also sufficient if the transaction satisfies certain price and procedural requirements. See "—Supermajority Vote Required for Certain Transactions."

        The various anti-takeover provisions in PNB Bancshares' Amended and Restated Articles of Incorporation may have effects which could be viewed as disadvantageous to certain shareholders. However, the board of directors has concluded that taken as a whole, the overall advantages of these provisions to PNB Bancshares and its shareholders outweigh the potential disadvantages. These provisions were not adopted in response to or with knowledge of any pending or proposed efforts by any outside party to obtain control of PNB Bancshares or Pekin National Bank. However, if such efforts were to occur, these provisions allow for such a transaction to occur only after arms-length negotiations in an atmosphere that allows careful analysis of the offer. For this reason, PNB Bancshares' board of directors believes that these provisions allow the interests of PNB Bancshares' shareholders to best be served. The board of directors of PNB Bancshares does not intend to solicit a shareholder vote on any proposals relating to a possible takeover of PNB Bancshares.

        Classified Board of Directors.    Pekin National Bank's Bylaws provide for the election of all directors annually. Under PNB Bancshares' Amended and Restated Articles of Incorporation, PNB Bancshares' board of directors will consist of at least six members, and the board of directors has adopted a resolution fixing the current number at six members.

        The six members of the Pekin National Bank's board of directors also have been elected directors of PNB Bancshares in anticipation of the share exchange, but with terms of office expiring as follows:

First Annual Meeting of PNB Bancshares Shareholders	Second Annual Meeting of PNB Bancshares Shareholders	Third Annual Meeting of PNB Bancshares Shareholders
Warren E. Miller Henry T. Sego, Jr.	Paula M. Ball Wayne M. Zimmerman	Scott C. Davis Sidney W. Parker

        Each PNB Bancshares director will hold office for the term indicated above and until the shareholders elect his or her successor, or until his or her earlier death, resignation or removal. Beginning with the year 2004 annual meeting, at each PNB Bancshares shareholder meeting, newly elected directors will be elected for three year terms. Each year thereafter, the term of office of one class of directors will expire. Any vacancy may be filled by the board of directors with the replacement director holding office for the remainder of the term of the class that he or she joins. If the number of directors changes, any increase or decrease in directorships will be divided as equally as possible among the classes.

        The staggered election of directors ensures that at any given time, two-thirds of the directors serving will have had prior experience on the board of directors. Staggered terms also slows the pace of change in the board of directors, because it is impossible for the PNB Bancshares shareholders to change a majority of directors at any annual meeting. The election of only two or three directors every year means that it would take two years to elect a majority, four, assuming no resignation or removal of directors. Classifying directors will apply to every election of directors, whether or not an attempted takeover is in progress and even if a majority of PNB Bancshares' shareholders believes that a change in the majority of the board of directors would be beneficial.

        Removal of Directors.    Under the Illinois Business Corporations Act, unless otherwise provided by the corporation's articles of incorporation, a director serving on a classified board may be removed by the shareholders with or without cause. PNB Bancshares' Amended and Restated Articles of Incorporation provide that any director, or the entire board of directors, may be removed only for cause. Also, the holders of a majority of the voting power of all the shares entitled to vote for the election of directors must vote for removal. Currently, neither Pekin National Bank's Charter nor its Bylaws contain any provision regarding removal of directors. Neither the Illinois Business Corporation Act, nor PNB Bancshares' Amended and Restated Articles of Incorporation define "cause", but the interpretation generally given is that the term includes committing fraud, criminal conduct, gross abuse of office amounting to a breach of duty of trust or similar conduct. The provisions in PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws relating to removal of and filling vacancies of directors may have two principal effects. First, they will prevent a third party from removing directors without cause and gaining control by filling the vacancies with third party nominees. However, they may also make it more difficult to remove current directors even if their performance warrants it.

        Nominations for Directors.    Under PNB Bancshares' Bylaws, nominations for the election of directors may be made by the board of directors, or by any shareholder entitled to vote for the election of directors. However, these nominations will only be effective if they have been made in compliance with certain notice and informational requirements. Pekin National Bank's bylaws also contain certain notice and informational requirements.

        We have these notice and informational requirements to prevent nominations from the floor at the annual meeting, where there has been no advance notice or disclosure of information about the nominee. However, it may deter a PNB Bancshares shareholder from making a nomination. PNB Bancshares' board of directors believes that these requirements are beneficial because they allow a more complete consideration of the qualifications of those nominated.

        Action by Written Consent.    The National Bank Act and the Illinois Business Corporation Act permit Pekin National Bank's shareholders in certain limited instances to take action by written consent, unless otherwise provided in the Amended and Restated Articles of Incorporation. PNB Bancshares' Amended and Restated Articles of Incorporation prohibit action by written consent of the shareholders. Because the Amended and Restated Articles of Incorporation prohibit action by written consent, PNB Bancshares' shareholders have the chance to participate in determining any proposed action. Also, this prevents the holders of a majority of the voting power of PNB Bancshares from using the written consent procedure to take shareholder action.

        Amendments to the Amended and Restated Articles of Incorporation of PNB Bancshares.    The holders of at least a majority of the outstanding shares have the authority to amend Pekin National Bank's Charter. Similarly, the holders of at least a majority of the outstanding shares have the authority to amend PNB Bancshares' Amended and Restated Articles of Incorporation, except that the Amended and Restated Articles of Incorporation require the vote of 80% of the shares of PNB Bancshares common stock to repeal or amend Articles Five, Seven, Eight, Nine, Ten and Eleven which contain the antitakeover provisions discussed in this portion of this joint proxy statement/prospectus.

        Supermajority Vote Required for Certain Transactions.    Article Eight of the Amended and Restated Articles of Incorporation of PNB Bancshares provides that Section 7.85 of the Illinois Business Corporation Act will govern PNB Bancshares. As applied to PNB Bancshares, Section 7.85 requires a business combination with an interested shareholder to be approved by the affirmative vote of:

  •
  the holders of 80% or more of the outstanding capital stock of PNB Bancshares entitled to vote generally in the election of directors (the "voting stock"); and

  •
  the holders of a majority of the voting stock held by the shareholders other than an interested shareholder, or any associate or affiliate of an interested shareholder.

        An "interested shareholder" is any person, firm, corporation, partnership, trust, or other entity which owns, directly or indirectly, or has owned within the preceding two years, 10% or more of the voting stock. Under the requirements of Section 7.85, the interested shareholder will be deemed to hold shares held by its associate or affiliate, in most instances.

        A business combination is defined as any of the following transactions between PNB Bancshares, or any of its subsidiaries and an interested shareholder:

  •
  a merger, consolidation or share exchange;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of PNB Bancshares or any of its subsidiaries having a fair market value equal to 10% or more of PNB Bancshares' consolidated net worth;

  •
  the issuance or transfer of securities of PNB Bancshares or its subsidiaries;

  •
  the adoption of certain plans or proposals to liquidate or dissolve PNB Bancshares; or

  •
  a reclassification of securities, recapitalization of securities, recapitalization of PNB Bancshares or other transaction which increases the interested shareholder's proportionate interest in PNB Bancshares.

For the purposes of Section 7.85, any transaction between PNB Bancshares and any interested shareholder's associate or affiliate is a business combination. Also, a transaction between PNB Bancshares and any person that becomes an interested shareholder through a merger, consolidation or share exchange constitutes a business combination.

        Even if a transaction meets the definition of a business combination, the supermajority voting requirements do not apply if two-thirds of PNB Bancshares' disinterested directors approve the transaction or it complies with "fair price" and procedural requirements. Disinterested directors are those directors who were directors before the interested shareholder became an interested shareholder and any other directors nominated by those directors to succeed to their positions. Those excluded from the disinterested director definition include an interested shareholder, any associate or affiliate of an interested shareholder, and any person nominated for election as a director by an interested shareholder.

        A business combination complies with the "fair price" provisions of Section 7.85 if the price the holders of PNB Bancshares common stock receive for their shares equals or exceeds the higher of:

  A.
  the highest price per share paid by the interested shareholder to acquire any shares of PNB Bancshares common stock either:

  •
  within the two-year period immediately before the first public announcement of the proposed business combination; or

  •
  in the transaction in which it became an interested shareholder; AND

  B.
  the fair market value per share of PNB Bancshares common stock on the first trading date after either:

  •
  the first public announcement of the proposed business combination; or

  •
  the first public announcement that the interested shareholder became an interested shareholder

Lastly, the consideration received by the PNB Bancshares common shareholders must be in cash or in the same form of consideration that the interested shareholder used to acquire PNB Bancshares common stock.

        A business combination complies with the "procedural" requirements of Section 7.85, if between the time that the interested shareholder became an interested shareholder and the date of the proposed business combination:

  •
  there has been no decrease in the amount of dividends or failure to pay dividends on the PNB Bancshares common stock, unless approved by two-thirds of the disinterested directors;

  •
  the interested shareholder has not acquired any additional shares of voting stock since the transaction in which it first became an interested shareholder;

  •
  the interested shareholder has not received the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by PNB Bancshares; and

  •
  a proxy or information statement describing the proposed business combination is mailed to PNB Bancshares shareholders at least 30 days before completing the proposed business combination.

        Only the same supermajority vote required to approve business combinations with interested shareholders will be enough to amend or repeal Article Eight of PNB Bancshares' Amended and Restated Articles of Incorporation. More specifically, to amend or repeal Article Eight or to adopt any amendment to PNB Bancshares' Amended and Restated Articles of Incorporation inconsistent with Article Eight will require the affirmative vote of either:

  •
  the holders of 80% or more of the voting stock; or

  •
  the holders of a majority of the voting stock held by shareholders other than the interested shareholder.

        The purpose of Article Eight is to provide PNB Bancshares' shareholders with the protection afforded under Section 7.85 of the Illinois Business Corporation Act, in the event that a large or controlling shareholder of PNB Bancshares attempts to do certain types of transactions with PNB Bancshares. More specifically, the intent of Article Eight is to reduce the risk of certain types of "two-tiered" acquisitions. These acquisitions involve the first tier, where a person or entity buys a large block of a corporation's outstanding capital stock and proceeds to merge with the corporation. The second tier is when the remaining shareholders receive a lower price per share than the price paid to acquire the initial block. Alternatively, the remaining shareholders may receive debt instruments or other less desirable forms of consideration.

        Article Eight will not prevent all business combinations with PNB Bancshares. It may however, discourage or make more difficult a takeover of PNB Bancshares, whether or not the takeover might be supported by the holders of a majority of the voting stock. PNB Bancshares anticipates that Article Eight will discourage takeover attempts invoking the two-tiered method. PNB Bancshares believes that Article Eight should not prevent or discourage takeovers by persons or entities prepared to pay the same consideration to all of PNB Bancshares shareholders. However, the requirement of 80% approval of the shareholders may permit minority shareholders or members of the board of directors and management, in their capacities as shareholders, to prevent completion of a business combination which the holders of a majority of PNB Bancshares common stock approve.

        Section 7.85 of the Illinois Business Corporation Act does not currently apply to Pekin National Bank. If Pekin National Bank were to pursue any of the business combinations that Section 7.85 applies to, approval would require the requisite shareholder vote provided in Pekin National Bank's Charter or applicable Illinois law. Currently, several of these actions require the approval of two-thirds of the outstanding shares of Pekin National Bank's capital stock entitled to vote on such matters. These include:

  •
  a merger;

  •
  a consolidation;

  •
  a sale of substantially all of Pekin National Bank's assets;

  •
  an adoption of a plan of dissolution by Pekin National Bank; or

  •
  a recapitalization of Pekin National Bank involving an amendment to its Charter.

Certain other transactions including sales of less than substantially all of Pekin National Bank's assets would not require shareholder approval.

Illinois Takeover Law

        As Illinois law permits, PNB Bancshares' Amended and Restated Articles of Incorporation provide that PNB Bancshares will be governed by Section 11.75 of the Illinois Business Corporation Act. Section 11.75 regulates certain business combinations involving Illinois corporations. Section 11.75 prevents an interested shareholder (an owner of 15% or more of a corporation's voting stock) from engaging in a business combination (a variety of transactions, including mergers and tender offers) with an Illinois corporation for three years after becoming an interested shareholder, with three exceptions. The first exception is if, prior to the person becoming an interested shareholder, the corporation's board of directors approved either the business combination or the transaction when the interested shareholder became an interested shareholder. The second exception is if the interested shareholder owned at least 85% of the corporation's outstanding voting stock upon becoming an interested shareholder. For the second exception, the shares owned by directors who are also officers and by certain employee stock plans will not be counted for determining the number of shares outstanding. The third exception is if after becoming an interested shareholder, the business combination receives two separate approvals: (i) by the corporation's board of directors and (ii) by the holders of 66 2/3% of the corporation's outstanding voting stock which is not owned by the interested shareholder.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The reorganization is intended to qualify as a "reorganization" under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the material federal income tax consequences summarized below are based on that assumption.

        It is the opinion of Howard & Howard Attorneys, P.C., counsel to Pekin National Bank, that Pekin National Bank's shareholders will not recognize any gain or loss on the exchange of Pekin National Bank common stock to the extent they receive solely PNB Bancshares common voting stock. Provided that the shares of PNB Bancshares held by a shareholder are capital assets, a shareholder's tax basis in the shares of PNB Bancshares common voting stock received in exchange for the shareholder's Pekin National Bank common stock will equal the shareholder's tax basis in the shares of Pekin National Bank common voting stock exchanged therefor. The holding period for those shares of PNB Bancshares common stock will include the shareholder's holding period for the shares of Pekin National Bank common stock exchanged therefor, if they are held as a capital asset at the time of the exchange.

        Upon consummation of the reorganization, no gain or loss will be recognized by PNB Bancshares or Pekin National Bank.

        The foregoing is a general summary of material Federal income tax consequences of the proposed reorganization. Due to the individual nature of the tax consequences of a reorganization to each shareholder, each Pekin National Bank shareholder is urged to consult the shareholder's own tax advisor regarding their own circumstances with regard to federal, state and local tax consequences of the reorganization.

DISSENTERS' RIGHTS

        Pekin National Bank shareholders who either (i) give written notice prior to or at the special meeting that they dissent from the share exchange and then do not vote in favor of the share exchange, or (ii) vote against the share exchange will have the right to dissent from the share exchange and demand and obtain payment in cash of the "fair value" of their shares if the parties complete the share exchange. Pekin National Bank shareholders should give their written notice and request for payment discussed below to Paula M. Ball, Vice President and Cashier, Pekin National Bank, 329 Court Street, Pekin, Illinois.

        The following is a summary of the provisions of Section 215a of Title 12 of the United States Code, which specifies the procedures that any dissenting Pekin National Bank shareholder wishing to demand payment for the "fair value" of his or her shares must follow. We have attached the relevant provisions of Section 215a of Title 12 of the United States Code to this joint proxy statement/prospectus as Appendix B. Because this is only a summary, we strongly encourage you to read the provisions in their entirety in Appendix B.

        Pursuant to the provisions of Section 215a of Title 12 of the United States Code, any Pekin National Bank shareholder can receive the value of his or her Pekin National Bank shares when the share exchange is approved by the Comptroller, if he or she takes one of two actions. The shareholder can either vote against the share exchange at the special meeting, or give notice in writing at or prior to the meeting to the presiding officer that he or she dissents from the share exchange. Any Pekin National Bank shareholder who does not vote against the share exchange or does not give the required notice will be deemed to waive his or her rights of appraisal. To receive the value of his or her Pekin National Bank shares, the dissenting shareholder must make a written request for payment to the continuing bank, accompanied by the surrender of his or her stock certificates, at any time before 30 days after the completion of the share exchange. As of the effective date of the share exchange, the value of any dissenting shareholder's shares will be determined by an appraisal made by a committee of three persons compromised of (1) one selected by the holders of the majority of the stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (2) one selected by the directors of the continuing bank; and (3) one selected by the two others selected. The valuation agreed upon by any two of the three appraisers shall govern. If the agreed upon valuation does not satisfy any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller who will order a final and binding reappraisal as to the value of the dissenting shareholder's shares. If within 90 days after the share exchange is complete, for any reason one or more of the appraisers is not selected as provided, or the appraisers fail to determine the value of the shares, the Comptroller shall, upon request of any interested party, order an appraisal to be made which shall be final and binding on all parties. Pekin National Bank shall pay any expenses of the Comptroller in making the reappraisal or appraisal, as the case may be. The shares of PNB Bancshares common stock which would have been delivered to the dissenting shareholders had they not requested payment shall be sold at an advertised public auction. At that auction, Pekin National Bank shall have the right to buy any of the shares if it is the highest bidder. Pekin National Bank will then resell the shares within 30 days thereafter at a price determined by its board of directors by resolution, which is not less than par. If at the public auction, the shares sell at a price greater than the amount paid to the dissenting shareholders, the dissenting shareholders shall receive the difference. We will send written notice of the date of the completion of the share exchange to any bank shareholder who votes against the share exchange at the special meeting or who gives a notice in writing at or prior to the special meeting to the presiding officer that he or she dissents. SEE APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A DESCRIPTION OF THE VALUATION METHODS USED BY THE COMPTROLLER OF THE CURRENCY TO ESTIMATE THE VALUE OF A BANK'S SHARES WHEN THE BANK IS INVOLVED IN A TRANSACTION SUCH AS THE SHARE EXCHANGE.

        The appraisal rights of any shareholder will terminate if that shareholder fails to follow the procedures set forth in Section 215a. Therefore, each shareholder wishing to exercise his or her appraisal rights should review Section 215a and follow its provisions.

INFORMATION REGARDING PNB BANCSHARES

General

        PNB Bancshares is a recently formed Illinois corporation that does not currently own any significant assets. We have attached a copy of its Amended and Restated Articles of Incorporation to this joint proxy statement/prospectus as Appendix D. After the share exchange, PNB Bancshares will be a registered bank holding company under the Bank Holding Company Act, owning all of the issued and outstanding Pekin National Bank common stock. PNB Bancshares has not yet performed any business activity, but has been solely involved in applying for necessary regulatory approvals and other procedural matters relating to the share exchange. After the share exchange, its main activity will be owning and supervising Pekin National Bank. The President of Pekin National Bank, as Pekin National Bank's nominee, currently holds the one share of PNB Bancshares issued and outstanding. When the share exchange is complete, PNB Bancshares will redeem this one share.

Properties

        After the share exchange, PNB Bancshares' main office will be at 329 Court Street, Pekin, Illinois, which is also Pekin National Bank's main office. PNB Bancshares believes that this facility will serve its present and future needs. Pekin National Bank wholly owns this unencumbered facility.

Employees

        PNB Bancshares does not currently have any employees and will not have any employees after the share exchange. All employees will be at the Pekin National Bank level.

Governmental Monetary Policies

        The Federal Reserve System regulates the national money supply to manage pressures of recession and inflation. The fiscal and monetary policies of the Federal Reserve System may affect the business of PNB Bancshares. Examples of techniques the Federal Reserve System uses are setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve System also conducts open market operations in United States Government securities.

        These Federal Reserve System policies directly affect the amount of bank loans and deposits, as well as the interest rates charged and paid. Current economic problems, Federal Reserve System policies, and policies of other regulatory authorities may materially affect the revenues and income of commercial banks. However, the impact upon PNB Bancshares' future business and earnings cannot be accurately predicted.

Government Regulation

        As a bank holding company, federal and state law will extensively regulate PNB Bancshares. Various types of federal and state legislation are occasionally proposed which could cause additional regulation of, and restrictions on PNB Bancshares' business. Whether any legislation will be adopted or how it would affect PNB Bancshares' business cannot be predicted. See "SUPERVISION AND REGULATION" for a detailed discussion of the federal and state statutes and regulations applicable to PNB Bancshares.

Market for PNB Bancshares Common Stock

        PNB Bancshares' common stock is not traded on any national or regional exchange, and we do not expect an established public trading market for the stock.

Dividends on PNB Bancshares Common Stock

        PNB Bancshares expects to pay annual dividends on its common stock. The board of directors of PNB Bancshares has full discretion to declare and pay future dividends. This discretion will depend upon earnings, capital requirements, financial condition, and dividends from Pekin National Bank as well as other relevant factors.

SEC Reporting Requirements

        PNB Bancshares does not expect to be subject to the informational requirements of the Securities Exchange Act of 1934 because it intends to suspend its reporting obligation as a result of having fewer than 300 shareholders. If at some future date, PNB Bancshares' number of shareholders exceeds 500, it may be required to file reports with the Securities and Exchange Commission.

CAPITALIZATION

        The following table shows the capitalization of PNB Bancshares and Pekin National Bank as of March 31, 2003. It also shows the pro forma consolidated capitalization of PNB Bancshares and Pekin National Bank resulting from the share exchange.

	March 31, 2003		Pro-Forma
	PNB Bancshares	Pekin National Bank	PNB Bancshares	Pekin National Bank
Stockholders' Equity:
PNB Bancshares common stock, $10 par value, 70,000 shares authorized, 22,000 shares issued(1)	$10		$220,000
Bank common stock, $10 par value, 22,000 authorized, 22,000 issued		$220,000		$220,000
Capital surplus	—	1,000,000	1.000,000	1,000,000
Undivided profits	—	2,279,000	2,279,000	2,279,000
Net unrealized holding gains (losses) on available-for-sale securities	—	77,000	77,000	77,000

Total Stockholders' Equity	$10	$3,576,000	$3,576,000	$3,576,000

TOTAL CAPITALIZATION	$10	$3,576,000	$3,576,000	$3,576,000

(1)
One share purchased by the President of Pekin National Bank as its nominee to provide initial capital will be repurchased by PNB Bancshares immediately after the share exchange; 22,000 shares will be issued to Pekin National Bank shareholders for their shares of Pekin National Bank common stock.

INFORMATION REGARDING PEKIN NATIONAL BANK

General

        Pekin National Bank was organized as a national bank in 1965. As of March 31, 2003, there were 22,000 shares of Pekin National Bank common stock issued and outstanding. As of March 31, 2003, Pekin National Bank had total assets of approximately $21.0 million, total deposits of approximately $17.2 million, loans net of unearned income of approximately $8.1 million and total stockholders' equity of $3.6 million. Pekin National Bank had revenue of approximately $1.3 million and net earnings of approximately $152,000 for the year ended December 31, 2002. Pekin National Bank has no subsidiaries.

        Pekin National Bank conducts a general banking business and offers most of the commercial and customer services which banks may lawfully provide. These services include:

  •
  the acceptance of deposits for demand;

  •
  savings and time accounts;

  •
  servicing of savings and time accounts;

  •
  commercial and agricultural lending;

  •
  real estate lending;

  •
  consumer lending; and

  •
  an extensive variety of additional services tailored to meet individual customers' needs.

Properties

        Pekin National Bank's main office is at 329 Court Street, Pekin, Illinois. The building covers approximately 7,200 square feet. The main office building is a one-story structure constructed principally of brick which was opened in 1973. Pekin National Bank operates no drive-in lanes at this main office. Pekin National Bank also operates two branch offices located at 336 Margaret Street and 2121 Sheridan Road, Pekin, Illinois.

        We believe that Pekin National Bank's facilities are adequate to serve its present needs.

Employees

        As of March 31, 2003, Pekin National Bank had 11 full-time and one part-time employee.

Lending Activities

        General.    Our primary source of revenue is interest income from our lending activities. Depending on the type and size of the loan, a loan origination may require approvals by various officers. During the approval process for loans it originates, Pekin National Bank assesses both the applicant's ability to repay the loan and the value of any collateral securing the loan. Pekin National Bank verifies the applicant's ability to repay the loan by using credit reports, financial statements, confirmations and other items. In the case of loans secured by real property, a qualified appraiser inspects and appraises the property.

        Pekin National Bank has a loan committee that is responsible for approving loans exceeding an individual Pekin National Bank officer's approval limits. The loan committee also monitors concentrations of credit, problem and past due loans, and charge-offs of uncollectible loans. The loan committee also makes certain recommendations to the board of directors. These include loan policy modifications, classifications and charge-offs of loans as well as interest rate and fee guidelines. The board of directors is responsible for policy review and oversight of the loan and investment functions of Pekin National Bank. The board of directors also monitors the adequacy of Pekin National Bank's loan loss reserves.

        Loan Portfolio Composition.    Pekin National Bank's loan portfolio consists of commercial (including agribusiness) loans, real estate loans (secured by residential, agricultural and commercial properties) and consumer installment loans.

        All loans involve the risk of non-payment for any reason. However, each type of loan has its own specific risks. The primary risks associated with commercial loans are the quality of the borrower's management and the impact of national economic factors. Agricultural loans involve the risks of weather, market conditions, and the quality of the concentrations of loans in a loan type such as commercial or agricultural. Installment loans have risks of concentration of loans in a single type of loan, as well as the borrower's unemployment due to worsening economic conditions.

        To address and manage these types of risks, Pekin National Bank's strategy is to follow its conservative loan policies and underwriting practices. These include:

  •
  granting loans on a sound and collectible basis;

  •
  investing funds profitably for the benefit of the shareholders and the protection of deposits;

  •
  serving the legitimate needs of the community and Pekin National Bank's general market area while obtaining a balance between maximum yield and minimum risk;

  •
  ensuring that primary and secondary sources of repayment are adequate in relation to the loan amount;

  •
  administering loan policies through a directors' loan committee;

  •
  developing and maintaining adequate diversification of the entire loan portfolio, and loans within each loan category;

  •
  ensuring that each loan is properly documented and, if appropriate, secured or guaranteed by government agencies;

  •
  ensuring that insurance coverage is adequate for loans, especially agricultural loans with high poor weather risk; and

  •
  developing and applying adequate collection procedures.

        Commercial Lending.    On March 31, 2003, Pekin National Bank's commercial loans totaled approximately $1.3 million or 16% of Pekin National Bank's total loan portfolio. The main lending area of Pekin National Bank is Tazewell County, Illinois, and those counties surrounding Tazewell. Most of the commercial loans are written for a one-year period and bear interest at a variable rate. To establish interest rates, Pekin National Bank's management considers the cost of funds to Pekin National Bank and the rates being charged by competing institutions. The general nature of the collateral securing Pekin National Bank's commercial loans consists of equipment, farm products, inventory, instruments, chattel paper, accounts and general intangibles. Pekin National Bank's loan-to-value ratio for commercial loans generally does not exceed 80% of the value of the collateral securing the loan.

        Real Estate Lending.    Pekin National Bank's primary real estate lending consists of residential and agricultural loans with a small amount of commercial loans. Real estate loans on March 31, 2003 totaled approximately $5.9 million or 74% of Pekin National Bank's total loan portfolio. Pekin National Bank's residential real estate loans generally consist of three to five year fixed rate mortgage loans. Generally, the payments of these loans are amortized over a 10 to 30 year period. Pekin National Bank's current policy is to limit the maximum loan amount on residential real estate loans to 80% of the lesser of the appraised value or the purchase price of the property securing the loan.

        Agricultural and commercial real estate loans generally consist of three to five year fixed rate mortgage loans. Generally, the payments on these loans are amortized over a 10 to 20 year period. Our current policy is to limit the maximum loan amount on commercial and agricultural real estate loans to 80% of the lesser of the appraised value or the purchase price of the property securing the loan.

        Principal and interest payments generally are due monthly on residential and commercial real estate loans and annually on agricultural real estate loans.

        All real estate loans, where possible, are secured by first mortgages on the real estate. We make a minimal amount of loans secured by second mortgages.

        Consumer Installment Loans.    Pekin National Bank makes consumer installment loans for various purposes, including personal, family and nonbusiness reasons such as automobile loans and recreational vehicle loans on a direct basis. As of March 31, 2003, consumer installment loans totaled approximately $1 million or 11% of Pekin National Bank's total loan portfolio. Pekin National Bank's consumer installment loans are fixed-rate loans, with final maturities of five years or less. Our loan-to-value ratio with respect to consumer installment loans generally is at the most 80% of the value of the collateral securing the loan. We make consumer installment loans on both secured and unsecured bases. For secured loans, the collateral is generally personal property that the borrower is acquiring with the loan proceeds, such as an automobile, or other of the borrower's personal property.

        Interest Rates and Fees.    The market demand for loans and the supply of money available for lending purposes affects the interest rates and fees we charge on our loans. Among other things, general economic conditions and federal government policies, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters, affect these factors.

        Non-Performing Loans.    When a borrower does not make a required payment on a loan and does not cure the delinquency within 30 days, we classify the loan as delinquent. The normal procedure we follow for a delinquent account is to make contact with the borrower to try to bring the loan current. Most delinquencies are paid off promptly. If they are not, Pekin National Bank records a notice of default, subject to any required notice to the borrower, and begins foreclosure proceedings when loan payments are 90 days past due.

        Allowance for Losses on Loans.    Pekin National Bank maintains both a specific reserve for loan losses relating to particular identified assets and an unallocated allowance for possible loan losses. To establish the specific reserve for loan losses, there is a charge to operations at the time the management decides the loan value is impaired. The unallocated allowance for loan losses is an amount that management believes will be adequate to pay any losses on existing loans. Management bases this amount on an analysis of the loan portfolio, which includes prior loan loss experience, economic conditions affecting Pekin National Bank and other factors management believes deserve consideration. On March 31, 2003, the balance in the allowance was $57,000, or .71% of gross loans outstanding.

Investment Securities

        Authorized Pekin National Bank officers make investment decisions under policies established by the board of directors and recommended by the investment committee. Officers manage these investments in an effort to produce the highest possible yield while maintaining the principal and complying with banking industry regulations. The book value of investment securities on March 31, 2003 was approximately $8.3 million or 40% of total assets.

        Pekin National Bank identifies all securities in its portfolio as "available-for-sale" when acquired. Pekin National Bank's policy is to maintain 100% of its securities portfolio in its "available-for-sale" account, for general liquidity purposes, increase in loan demand and other similar factors.

Deposits

        Deposits are Pekin National Bank's principal source of funds for supporting its lending activities as the cost of these funds is generally less than other borrowings. Deposits totaled $17.2 million on March 31, 2003.

        We attract both short-term and long-term deposits from the general public by offering a variety of accounts and rates. We offer savings accounts, checking accounts, various money market accounts and fixed interest rate certificates with varying maturities. Traditionally, we have obtained our savings deposits from Pekin, Illinois and surrounding communities.

Market Area

        Pekin National Bank's market area consists of Pekin, Illinois and surrounding communities in Tazewell County. Economic conditions and population trends are both fairly stable in Tazewell County. In 1999, the median household income in Tazewell County was $45,250. Population in Tazewell County decreased slightly from 128,485 in 2000 to 128,315 in 2001. Pekin is located approximately 20 miles from Peoria, Illinois, a metropolitan area with a population of 112,936 in 2000.

Legal Proceedings

        From time to time, we are a party to legal proceedings in the ordinary course of business that are incident to the business of banking. We are not engaged in any other material legal proceedings at the present time.

Competition

        Pekin National Bank has active competition in all areas in which it presently engages. We not only compete for commercial and individual deposits and loans with other Tazewell County, Illinois banks, but also with savings and loan associations, credit unions and other financial service companies located in and around Tazewell County. The main sources of competition in the banking and financial services industry are quality of services to the customer, ease of access to services and pricing of services, including interest rates paid on deposits and interest rates charged on borrowings.

Government Regulation

        Various types of federal and state legislation are occasionally proposed which could cause additional regulation of, and restrictions on PNB Bancshares' business. Whether any legislation will be adopted or how it would affect Pekin National Bank's business cannot be predicted. See "SUPERVISION AND REGULATION" for a detailed discussion of the federal and state statutes and regulations applicable to Pekin National Bank.

Market for and Dividends on Pekin National Bank Common Stock

        Pekin National Bank common stock is not traded on any national or regional securities exchange and there is no established public trading market for the shares of Pekin National Bank common stock. Transactions in Pekin National Bank common stock have been infrequent. As of March 31, 2003, Pekin National Bank had approximately 260 shareholders of record.

        Pekin National Bank has historically declared and paid annual cash dividends in December of each of the last 15 years. Most recently, Pekin National Bank paid a dividend of $4.50 per share (approximately $99,000 in the aggregate) on December 16, 2002.

Effect of Holding Company Formation on Pekin National Bank's Operations

        Other than the reasons for the share exchange discussed in "THE PROPOSED SHARE EXCHANGE—Reasons for the Share Exchange," the holding company formation should not have a material impact on the operation of Pekin National Bank. The holding company formation affects a change in structure and ownership of Pekin National Bank, but not a change in its operations.

MANAGEMENT OF PNB BANCSHARES

Directors and Officers of PNB Bancshares

        The following table presents certain information concerning the directors and executive officers of PNB Bancshares as of the date of this joint proxy statement/prospectus.

NAME	AGE	POSITION
Paula M. Ball	43	Vice President, Treasurer and Director
Scott C. Davis	47	President, Chief Executive Officer and Director
Warren E. Miller	75	Director
Sidney W. Parker	66	Director
Henry T. Sego, Jr.	67	Director
Kristi Sloter	41	Secretary
Wayne M. Zimmerman	67	Director

        Paula M. Ball has served as Vice President, Treasurer and director of PNB Bancshares since December 2002. Paula M. Ball also serves as Vice President, Cashier and director of Pekin National Bank.

        Scott C. Davis has served as President, Chief Executive Officer and director of PNB Bancshares since December 2002. Since August 2001, Scott C. Davis has served as President and director of Pekin National Bank. Scott C. Davis has served as Chief Executive Officer of Pekin National Bank since March 1, 2002. From January 1995 to August 2001, Scott C. Davis served as Vice President Business Administration and Treasurer of N. E. Finch Co.

        Warren E. Miller has served as a director of PNB Bancshares since December 2002. Warren E. Miller also serves as a director of Pekin National Bank.

        Sidney W. Parker has served as a director of PNB Bancshares since December 2002. Sidney W. Parker also serves as a director Pekin National Bank.

        Henry T. Sego, Jr. has served as a director of PNB Bancshares since December 2002. Henry T. Sego, Jr. also serves as a director of Pekin National Bank.

        Kristi Sloter has served as Secretary of PNB Bancshares since December 2002. Kristi Sloter also serves as Administrative Assistant of Pekin National Bank.

        Wayne M. Zimmerman has served as a director of PNB Bancshares since December 2002. Wayne M. Zimmerman also serves as a director of Pekin National Bank.

Compensation of Directors and Officers of PNB Bancshares

        After the reorganization, PNB Bancshares will not pay its executive officers in their capacities as officers. Instead, Pekin National Bank will pay them in their capacity as Pekin National Bank officers. We expect that Pekin National Bank's directors will not be paid for attending PNB Bancshares' board meetings but will continue to receive fees as directors of Pekin National Bank.

        This table shows the total amount of cash compensation received by the chief executive officer of Pekin National Bank during the year ended December 31, 2002. No Pekin National Bank officers received more than $100,000 of compensation for that year.

		Annual Compensation
	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation
Scott C. Davis	2002	$85,019	$7,258	-0-	-0-

        Each of PNB Bancshares' directors is paid a fee of $250 per month.

        In its ordinary business, Pekin National Bank makes loans to its employees, officers and directors. Pekin National Bank makes these loans on approximately the same terms as those terms available to other people at the time of the loan. Our opinion is that these loans do not involve more than the normal risk of collectibility or present any other problems.

        All employees of Pekin National Bank with one year or more of service and have attained age 21 are eligible to participate in the Pekin National Bank Defined Contribution Pension Plan (the "Bank Plan"). Under the Bank Plan, Pekin National Bank will make annual contributions on behalf of participants in the Bank Plan in an amount equal to 10% of such participant's compensation or annual wages up to $160,000. It is impossible to determine precisely the annual benefits to be payable to the participants in the Bank Plan in the event of retirement as such annual benefits are dependent upon remuneration of the individual, number of years of participation in the Bank Plan, age at date of retirement, earnings of the Bank Plan and contributions or changes in the Bank Plan.

SUPERVISION AND REGULATION

General

        Federal and state laws extensively regulate bank holding companies and banks. This portion of the joint proxy statement/prospectus describes the general state and federal statutory and regulatory provisions affecting the business of PNB Bancshares and Pekin National Bank. Because this is only a general discussion and is qualified in its entirety by reference to all applicable state and federal statutes and regulations governing financial institutions and their holding companies, we strongly urge you to refer to the actual statutes and regulations if you have any questions. Any change in the applicable laws or regulations may materially affect the business of PNB Bancshares and Pekin National Bank.

        Federal and state laws and regulations applicable to banks and bank holding companies regulate many aspects of their businesses, including:

  •
  the scope of business;

  •
  permissible investments;

  •
  reserves against deposits;

  •
  capital levels;

  •
  loans and collateral;

  •
  dividends;

  •
  the establishment of branches; and

  •
  mergers and consolidations.

        The regulatory and supervisory system applicable to Pekin National Bank and PNB Bancshares establishes a complete framework for their operations. This framework is intended primarily to protect the FDIC's deposit insurance funds and Pekin National Bank's depositors. The primary intent is not to protect the shareholders of Pekin National Bank or PNB Bancshares.

PNB Bancshares

        General.    After the share exchange, PNB Bancshares will be a registered bank holding company under the Bank Holding Company Act and as such will be subject to regulation by the Federal Reserve Board. In accordance with Federal Reserve Board policy, PNB Bancshares will be expected to act as a source of financial strength to Pekin National Bank and to commit resources to support Pekin National Bank in circumstances where PNB Bancshares might not do so absent such policy. PNB Bancshares will be subject to inspection, examination, and supervision by the Federal Reserve Board.

        Activities. A bank holding company may acquire banks and other bank holding companies. However, the Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting stock of a bank or another bank holding company or all or substantially all of the assets of a bank and before merging with another bank holding company.

        Bank holding companies also may engage in directly or establish or acquire companies that engage in non-banking activities that the Federal Reserve Board has determined to be closely related to banking or managing or controlling banks. Such activities include owning a savings association, trust company or industrial bank, making loans, providing securities brokerage services, and acting as principal, agent or broker for credit insurance. Notice of such activities must be given to the Federal Reserve Board.

        In addition, a bank holding company that meets certain requirements may elect to become a financial holding company. A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complimentary to activities that are financial in nature. Such activities include acting as principal, agent or broker for any type of insurance, underwriting securities and providing financial, investment or economic advisory services. In order for a bank holding company to be a financial holding company, all of its depository institution subsidiaries must be and remain well capitalized and well managed and must maintain at least satisfactory ratings under the Community Bank Investment Act.

        Capital Requirements.    Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve Board capital adequacy guidelines. The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of at least 4% for all others. For purposes of these capital standards, Tier 1 capital consists primarily of permanent shareholders' equity less intangible assets (other than certain mortgage servicing rights and purchased credit card relationships), and total capital means Tier 1 capital plus certain other debt and equity instruments which do not qualify as Tier 1 capital, limited amounts of unrealized gains on equity securities and a portion of PNB Bancshares' allowance for loan and lease losses.

        The risk-based and leverage standards described above are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve Board's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios well above the minimum levels.

Pekin National Bank

        General.    Pekin National Bank is a national banking association chartered under the National Bank Act. Pekin National Bank is subject to regulation, supervision and examination by the Comptroller under the National Bank Act. The Comptroller regularly examines such areas as reserves, loans, investments, management practices and other aspects of Pekin National Bank's operations. In addition to these regular examinations, Pekin National Bank must furnish to the Comptroller quarterly reports containing a full and accurate statement of its affairs. The deposits of Pekin National Bank are insured by the Bank Insurance Fund, which is administered by the Federal Deposit Insurance Corporation ("FDIC").

        Dividends. A national bank, such as Pekin National Bank, may not declare a dividend in any calendar year in excess of its retained net income for the current year plus its retained net income for the two prior years, unless it obtains Comptroller approval. As of March 31, 2003, Pekin National Bank had approximately $105,000 legally available to pay dividends without prior approval of the Comptroller, provided Pekin National Bank maintains adequate capital.

        Standards for Safety and Soundness.    The federal banking agencies, including the Comptroller, have adopted Interagency Guidelines Establishing Standards for Safety and Soundness. These guidelines specify the standards that the federal banking agencies use to identify and address problems at depository institutions before capital problems arise. Some of the issues the guidelines address are:

  •
  internal controls and information systems;

  •
  internal audit systems

  •
  loan documentation;

  •
  credit underwriting;

  •
  interest rate risk exposure;

  •
  asset growth;

  •
  asset quality;

  •
  earnings; and

  •
  compensation, fees, and benefits.

        If the Comptroller determines that an insured institution subject to its regulation does not meet one or more of the guideline standards, it may require the institution to prepare an acceptable plan to comply with the standards.

        Regulatory Capital Requirements.    The Comptroller has established the following minimum capital standards for national banks, such as Pekin National Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of at least 4% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. For purposes of these capital standards, Tier 1 capital and total capital consists of substantially the same components as Tier 1 capital and total capital under the Federal Reserve Board's capital guidelines for bank holding companies. See "PNB Bancshares—Capital Requirements."

        The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the Comptroller provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

        Prompt Corrective Regulatory Action.    Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well-capitalized," "adequately-capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

        Transactions with Affiliates.    Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Board Regulation W govern Pekin National Bank's transactions with its affiliates. Pekin National Bank's affiliates include any companies or entities that control, are controlled by, or are under common control with Pekin National Bank, excluding, however, any of Pekin National Bank's non-bank operating subsidiaries and certain other narrowly designated entities. This means that at least PNB Bancshares and any companies controlled by PNB Bancshares will be affiliates of Pekin National Bank.

        Section 23A imposes certain limits on a bank's covered transactions with its affiliates. Covered transactions include:

  •
  the making of loans or other extensions of credit to an affiliate;

  •
  the purchase of assets from an affiliate (subject to specific exemptions that may be permitted);

  •
  the purchase of or investment in securities issued by an affiliate;

  •
  the acceptance of an affiliate's securities as collateral for a loan to any person; and

  •
  the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate.

        Section 23A limits these covered transactions between the bank and any single affiliate to 10% of the bank's capital stock and surplus, and places a total limit on all covered transactions with all affiliates of 20% of the bank's capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to an affiliate. These requirements also apply to guarantees or acceptances on letters of credit issued on behalf of an affiliate.

        Section 23B requires covered transactions and a broad list of other specified transactions to be on substantially similar or no less favorable terms to the bank or its subsidiary as similar transactions with those who are not affiliates. In the absence of similar transactions, the terms must be those which, in good faith, would be offered to those who are not affiliates.

        Pekin National Bank also is subject to Sections 22(h) and 22(g) of the Federal Reserve Act. Section 22(h) places certain restrictions on a bank's loans to directors, executive officers, and principal stockholders. One of the restrictions is that loans to these people must be made on substantially the same terms as offered in comparable transactions to other persons. An exception to this general rule allows these insiders to receive preferential loans pursuant to a benefit or compensation program widely available to the institution's employees, with no preference to the insider over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

        Insurance of Deposit Accounts.    Pekin National Bank's deposits are insured through the FDIC's Bank Insurance Fund. An institution's deposit insurance premiums are determined in accordance with a risk-based assessment system. Bank Insurance Fund member institutions that are well-capitalized and present minimal supervisory concern pay the lowest premium, which is currently 0% of deposits. Bank Insurance Fund members that are classified as undercapitalized and present substantial supervisory concern pay the highest premium, which is currently 0.27% of deposits.

        Financing Corporation Bond Payments.    Pekin National Bank also pays assessments for the payment of bonds issued by the Financing Corporation in the late 1980's to recapitalize the Federal Savings & Loan Insurance Corporation.

        Reserve Requirements.    Under a regulation promulgated by the Federal Reserve Board, depository institutions are required to maintain non-interest earning reserves against a stated percentage of their net transaction accounts as follows:

  •
  for the first $6 million of transaction accounts, there is no reserve;

  •
  for transaction accounts over $6 million and up to $42.1 million, a reserve of 3%; and

  •
  for transaction accounts in excess of $42.1 million, a reserve requirement of $1.083 million plus 10% against that portion of the total transaction accounts greater than $42.1million.

        The dollar amounts and percentages reported here are all subject to adjustment by the Federal Reserve Board. The effect of maintaining the required non-interest earning reserve is to reduce Pekin National Bank's interest earning assets.

LEGAL MATTERS

        Certain legal matters will be passed upon for PNB Bancshares and Pekin National Bank by Howard & Howard Attorneys, P.C., Peoria, Illinois.

FINANCIAL STATEMENTS

        We are delivering unaudited financial statements of Pekin National Bank for the year ended December 31, 2002 with this joint proxy statement/prospectus.

OTHER MATTERS

        The board of directors of Pekin National Bank is not currently aware of any business to be presented at the special meeting other than what we reference in the notice of special meeting and discuss in this joint proxy statement/prospectus. If any other matter comes up at the special meeting, the persons named as proxies for the special meeting will have authority to vote the shares represented by proxies by using their discretion and judgment as to Pekin National Bank's best interests.

DOCUMENTS AVAILABLE FOR INSPECTION

        The following documents are available for inspection by any investor who requests such documents in writing to Paula M. Ball, Vice President and Cashier, Pekin National Bank, 329 Court Street, Pekin, Illinois 61554:

  •
  The Bylaws for PNB Bancshares, Inc.;

  •
  The Charter for Pekin National Bank; and

  •
  The Bylaws for Pekin National Bank.

HOW TO OBTAIN ADDITIONAL INFORMATION

        Neither PNB Bancshares nor Pekin National Bank is currently subject to the informational requirements of the Securities and Exchange Act of 1934, as amended. By filing with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, PNB Bancshares would typically be subject to certain continuing reporting obligations under the Securities Exchange Act of 1934. However, applicable securities laws allow PNB Bancshares to suspend these obligations by filing a Form 15 with the Securities and Exchange Commission. These reporting obligations may resume if the number of PNB Bancshares shareholders increases to more than 500 in the future.

        PNB Bancshares filed the Registration Statement regarding PNB Bancshares common stock to be issued in the share exchange. This joint proxy statement/prospectus does not contain all of the information contained in the registration statement and its attached exhibits. If you would like more information about PNB Bancshares and PNB Bancshares common stock, we refer you to the registration statement and its attached exhibits. You can inspect this information without charge at the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you can obtain copies of the information from the Securities and Exchange Commission at prescribed rates.

        PNB Bancshares intends to provide its shareholders with annual reports containing unaudited financial statements as PNB Bancshares may determine to be appropriate.

PLEASE NOTE

        We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

        This joint proxy statement/prospectus has been prepared as of                        , 2003. There may be changes in the affairs of Pekin National Bank or PNB Bancshares since that date which are not reflected in this document.

PEKIN NATIONAL BANK
BALANCE SHEET
December 31, 2002
(Dollars in Thousands, Except Share and Per Share Data)

ASSETS
Cash and due from banks	$3,339
Federal funds sold	600

Cash and cash equivalents	3,939
Securities available-for-sale	7,170
Loans held for sale	191
Loans receivable, net of allowance for loan losses of $57	8,991
Premises and equipment, net	503
Accrued interest and other assets	294

TOTAL ASSETS	$21,088

LIABILITIES
Deposits:
Demand	$3,991
Interest bearing demand	1,940
Savings and money market	4,114
Time, $100,000 and over	2,270
Other time	5,112

Total deposits	17,427
Accrued interest and other liabilities	133

Total liabilities	17,560

STOCKHOLDERS' EQUITY
Common stock; 22,000 shares of $10 par, authorized; 22,000 shares issued	220
Additional paid-in capital	1,000
Retained earnings	2,236
Accumulated other comprehensive income	72

Total stockholders' equity	3,528

TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY	$21,088

These financial statements should be read only in connection with the accompanying accountant's report and notes to financial statements.

PEKIN NATIONAL BANK
STATEMENT OF INCOME
Year Ended December 31, 2002
(Dollars in Thousands, Except Share and Per Share Data)

INTEREST AND DIVIDEND INCOME
Loans, including fees	$831
Debt securities:
Taxable	296
Tax-exempt	36
Federal funds sold	26
Dividends	6

Total interest and dividend income	1,195
INTEREST EXPENSE
Deposits	287

Net interest income	908
PROVISION FOR LOAN LOSSES	—

Net interest income after provision for loan losses	908

NONINTEREST INCOME
Service charges on deposit accounts	65
Net gains on sales of investment securities	46
Other	30

Total noninterest income	141

NONINTEREST EXPENSE
Salaries and employee benefits	515
Occupancy and equipment	105
Data processing	62
Outside services	27
Directors' fees	26
Regulatory assessments	24
Supplies	23
Other general and administrative	68

Total noninterest expense	850

Income before income taxes	199
INCOME TAX EXPENSE	47

NET INCOME	$152

EARNINGS PER COMMON SHARE	$6.92

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	22,000

These financial statements should be read only in connection with the accompanying accountant's report and notes to financial statements.

PEKIN NATIONAL BANK
Statement of stockholders' equity
Year Ended December 31, 2002
(Dollars in Thousands, Except Per Share Data)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
BALANCE, DECEMBER 31, 2001	$220	$1,000	$2,183	$5	$3,408

Comprehensive income:
Net income	—	—	152	—	152
Other comprehensive income:
Unrealized gain on securities available-for-sale, net of tax of $51	—	—	—	97	97
Reclassification adjustment for gains included in net income, net of taxes of $16	—	—	—	(30)	(30)

Total comprehensive income					219

Cash dividends declared ($4.50 per share)	—	—	(99)	—	(99)

BALANCE, DECEMBER 31, 2002	$220	$1,000	$2,236	$72	$3,528

These financial statements should be read only in connection with the accompanying accountant's report and notes to financial statements.

PEKIN NATIONAL BANK
STATEMENT OF CASH FLOWS
Year Ended December 31, 2002
(Dollars in Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of premises and equipment	36
Net realized gain on available-for-sale securities	(46)
Net amortization of investments in debt securities	47
Stock dividends	(4)
Deferred income tax expense	2
Net change in:
Loans held for sale	(191)
Accrued interest and other assets	38
Accrued interest and other liabilities	11

Net cash provided by operating activities	45

CASH FLOWS FROM INVESTING ACTIVITIES
Principal received on mortgage-backed securities	401
Purchases of securities available-for-sale	(7,378)
Proceeds from sales of securities available-for-sale	4,999
Proceeds from maturities and calls of securities available-for-sale	2,000
Net decrease in loans	102
Purchases of premises and equipment	(30)

Net cash provided by investing activities	94

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	712
Cash dividends paid on common stock	(99)

Net cash provided by financing activities	613

NET INCREASE IN CASH AND CASH EQUIVALENTS	752
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,187

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,939

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION	—
CASH PAID DURING THE YEAR FOR
Interest	$291

Income taxes paid, net of refunds	$14

These financial statements should be read only in connection with the accompanying accountant's report and notes to financial statements.

PEKIN NATIONAL BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2002

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        The Bank is engaged in banking and bank related services to consumer and commercial customers primarily in the Tazewell County, Illinois area. The Bank is subject to competition from other financial and nonfinancial institutions providing financial services in its customer service area. Additionally, the Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory agencies. Its primary deposit products are savings and time certificate accounts and its primary lending products are consumer and commercial mortgage loans.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses, and depreciation of premises and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of presentation in the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds sold are for one day periods.

Securities

        The Bank classifies investments in debt securities as available-for-sale (that is, investments which the Bank has no present plans to sell in the near-term but may be sold in the future under different circumstances). Unrealized holding gains and losses on available-for-sale securities are to be excluded from income and reported as a separate component of stockholders' equity, net of a deferred income tax effect, until realized.

        Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains or losses are realized and included in noninterest income upon sale, based on the amortized cost of the individual security sold. All previous fair value adjustments included in the separate component of stockholders' equity are reversed upon sale. Fair values for securities are based on quoted market prices.

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans Receivable

        Loans receivable are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is credited to operations as earned based upon the principal amount outstanding.

        The accrual of interest income on loans is discontinued when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. Interest on these loans is credited to income only when the collection of principal has been assured and only to the extent cash payments are received.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb probable losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to pay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Premises and Equipment

        Premises and equipment are carried at cost less depreciation. Depreciation is computed over the estimated useful life of the asset using straight-line methods.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Employee Benefit Plan

        The Bank has a defined contribution plan covering full-time employees with one year or more of eligible service and have attained age 21. Under the plan, the Bank will make annual contributions on behalf of the participants in an amount equal to 10 percent of such participant's compensation or annual wages up to $160,000.

Income Taxes

        Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Common Share

        Earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the year.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTE 2—SECURITIES

        The amortized cost and fair values of securities available-for-sale at December 31, 2002 is as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agencies	$1,703	$29	$—	$1,732
State and municipal	1,484	14	—	1,498
Mortgage-backed securities	3,874	68	(2)	3,940

Total	$7,061	$111	$(2)	$7,170

        The amortized cost and fair value of securities available-for-sale at December 31, 2002, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Over three years through five years	$610	$612
After five years through ten years	2,577	2,618
Mortgage-backed securities	3,874	3,940

Total	$7,061	$7,170

        U.S. Government agency securities were pledged to secure public deposits and other purposes required or permitted by law. The carrying value of these pledged securities at December 31, 2002 was $1,032,000.

        For the year ended December 31, 2002, proceeds from the sales of securities available-for-sale amounted to $4,999,000. Gross realized gains amounted to $47,000 and gross realized losses amounted to $1,000.

NOTE 3—LOANS RECEIVABLE

        Details of loan balances at December 31, 2002 are as follows (in thousands):

Gross loans:
Mortgage—commercial/construction	$2,134
Mortgage—residential	4,248
Commercial	1,381
Consumer	1,285

Total gross loans	9,048
Less allowance for loan losses	(57)

Loans receivable, net	$8,991

        The table below summarizes the activity in the allowance for loan losses for the year ended December 31, 2002 (in thousands):

Balance at beginning of year	$57
Loans charged off	—
Recoveries	—
Provision for loan losses	—

Balance at end of year	$57

        Recorded investment in impaired loans was $49,000 at December 31, 2002. The average investment in impaired loans during 2002 was $89,000. Interest income recognized on a cash basis from impaired loans was not material for the year ended December 31, 2002.

        Information regarding impaired loans at December 31, 2002 is as follows (in thousands):

Impaired loans with related allowance for loan losses	$6
Impaired loans with no related allowance for loan losses	43

Total impaired loans	$49

Allowance for loan losses allocated to impaired loans	$6

        In the normal course of business, loans are made to directors, executive officers and principal stockholders of the Bank and to parties which the Bank or its directors, executive officers, and stockholders have the ability to significantly influence its management or operating policies (related parties). At December 31, 2002, such loans were approximately $2,000. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions with other customers and do not involve more than a normal risk of collectibility.

NOTE 4—PREMISES AND EQUIPMENT

        The details of premises and equipment at December 31, 2002 are as follows (in thousands):

Furniture and equipment	$603
Buildings	371
Land	197

Total	1,171
Less accumulated depreciation	(668)

Total	$503

NOTE 5—DEPOSITS

        At December 31, 2002, the scheduled maturities of time deposits are as follows (in thousands):

Due in one year or less	$6,501
Due after one year through three years	881

Total	$7,382

        Deposits of directors, executive officers, and their affiliates totaled approximately $175,000 at December 31, 2002.

NOTE 6—EMPLOYEE BENEFIT PLAN

        Contributions to the defined contribution plan during 2002 amounted to $36,000.

NOTE 7—INCOME TAXES

        The provision for income tax expense for the year ended December 31, 2002 consisted of the following components (in thousands):

Current	$45
Deferred	2

$47

        The Bank's provision for income taxes for the year ended December 31, 2002 differs from the tax that would result from applying statutory federal tax rates to income before income taxes primarily because of the following (in thousands):

Federal income tax expense at statutory rates	$60
Tax-exempt interest	(11)
Other	(2)

$47

        The sources of deferred tax assets and liabilities and the tax effect of each at December 31, 2002 are as follows (in thousands):

Deferred tax assets:
Deferred compensation	$6

Deferred tax liabilities:
Allowance for loan losses	(10)
FHLB stock dividends	(1)
Depreciation	(7)
Net unrealized gain on securities available-for-sale	(37)

Total deferred tax liabilities	(55)

Net deferred tax assets (included in other liabilities in the accompanying balance sheet)	$(49)

NOTE 8—REGULATORY MATTERS

        The Bank is subject to certain statutory and regulatory restrictions on the amount it may pay in dividends. To maintain acceptable capital ratios in the Bank, certain of its retained earnings are not available for the payment of dividends.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are presented in the following table (in thousands):

		Minimum Amounts and Ratios Required
As of December 31, 2002	Actual	For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
Total Capital (to risk-weighted assets):
Amount	$3,513	$800	$1,000
Ratio	35.1%	8.0%	10.0%
Tier I Capital (to risk-weighted assets):
Amount	$3,456	$400	$600
Ratio	34.6%	4.0%	6.0%
Tier I Capital (to average assets):
Amount	$3,456	$836	$1,045
Ratio	16.5%	4.0%	5.0%

NOTE 9—CONTINGENT LIABILITIES AND COMMITMENTS

        The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit, and financial standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unfunded commitments under lines of credit, and financial standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 2002, such unfunded commitments to extend credit and unfunded commitments under lines of credit were approximately $77,000, and standby letters of credit were approximately $50,000.

        Commitments to extend credit and unfunded commitments under lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by the Bank upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies from customer to customer.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments if deemed necessary.

APPENDIX A

AGREEMENT AND PLAN OF SHARE EXCHANGE

        THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the "Plan"), made and entered into as of the 8th day of April, 2003, between Pekin National Bank (the "Bank"), a national bank organized under the laws of the United States, and PNB Bancshares, Inc. (the "Company"), an Illinois corporation.

WITNESSETH

        WHEREAS, the Board of Directors of the Bank has determined that it is in the best interest of the Bank and its shareholders to reorganize the Bank into a one-bank holding company structure and, by resolutions duly adopted, has approved the reorganization and all transactions related to the reorganization; and

        WHEREAS, the Boards of Directors of the Bank and the Company have determined that it is in the best interests of the Bank and the Company, and their respective shareholders, that the reorganization of the Bank be accomplished by an exchange of all of the outstanding shares of Bank Common Stock for shares of Company Common Stock (the "Share Exchange") and, by resolutions duly adopted, have approved and adopted this Plan and directed that it be submitted to the shareholders of the Bank and the Company for their approval; and

        WHEREAS, the principal offices of the Bank and the Company are located at 329 Court Street, Pekin, Illinois 61554; and

        WHEREAS, the authorized capital stock of the Bank consists of 22,000 shares of common stock ("Bank Common Stock"), $10 par value, of which 22,000 shares are issued and outstanding; and

        WHEREAS, the authorized capital stock of the Company consists of 70,000 shares of common stock ("Company Common Stock"), $10 par value, of which one share is issued and outstanding; and

        WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the issuance of the shares of Company Common Stock which the shareholders of the Bank will receive upon consummation of the reorganization and the Share Exchange as herein provided.

        NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained in this Plan, and for the purpose of stating the method, terms and conditions of the transactions provided for in this Plan, the mode carrying the same into effect, the manner and basis of exchanging the shares of Bank Common Stock for Company Common Stock as provided in this Plan, and such other provisions relating to the transactions as the parties deem necessary or desirable, the parties hereto agree as follows:

SECTION 1
REORGANIZATION

        The reorganization of the Bank into a one-bank holding company shall be accomplished pursuant to the provisions of Section 215a-2 of Title 12 of the United States Code. The Company shall acquire all of the outstanding shares of the Bank through a Share Exchange, thereby effecting the reorganization of the Bank into a one-bank holding company structure. The Company will be the acquiring corporation and the Bank will be the entity whose shares will be acquired.

Appendix A Page 1

SECTION 2
EFFECTIVE DATE

        Subject to and upon satisfaction of all requirements of law and other conditions specified in this Agreement, including, without limitation, receipt of approval of the Comptroller of the Currency specified in 12 U.S.C. § 215a-2, the Share Exchange and the reorganization of the Bank into a one-bank holding company structure shall be effective as of the date on which the Office of the Comptroller of the Currency issues a letter to the Bank granting final approval of the Share Exchange (the "Effective Date").

        Because the Share Exchange will effect the reorganization of the Bank into a one-bank holding company structure, the Share Exchange and reorganization, collectively, shall be referred in this Plan to as the "Reorganization."

SECTION 3
LOCATION, ARTICLES AND BYLAWS, MANAGEMENT
AND CAPITAL STRUCTURE OF THE COMPANY AND THE BANK

        On the Effective Date:

          (a)   The principal office of the Company and the Bank shall be located at 329 Court Street, Pekin, Illinois 61554, or such other location where they are located immediately prior to the Effective Date.

          (b)   The Articles of Incorporation and Bylaws of the Company shall be the same as the Articles of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Date.

          (c)   The directors and officers of the Company shall be the directors and officers of the Company immediately prior to the Effective Date. All such directors and officers of the Company shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Company.

          (d)   The Articles of Association and Bylaws of the Bank shall be the same as the Articles of Association and Bylaws of the Bank in effect immediately prior to the Effective Date.

          (e)   The directors and officers of the Bank shall be the directors and officers of the Bank immediately prior to the Effective Date. All such directors and officers of the Bank shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Bank.

          (f)    The capital structure of the Bank shall not be altered or amended by the Reorganization and shall continue in effect on and after the Effective Date and a number of shares of Bank Common Stock equal to the number of shares of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall be held by the Company.

          (g)   The Bank's employee benefit plans, including, but not limited to, the Bank's Defined Contribution Plan and Trust Agreement, shall not be terminated upon consummation of the Reorganization, but shall continue thereafter as plans and agreements of the Bank.

          (h)   The main office and branches of the Bank immediately prior to the Effective Date shall not change as a result of the Share Exchange.

SECTION 4
EXISTENCE, RIGHTS, DUTIES, ASSETS
AND LIABILITIES OF THE BANK

        (a)   As of the Effective Date, the existence of Bank as a separate entity shall continue.

Appendix A Page 2

        (b)   As of the Effective Date, the Bank shall have the authority to engage in any business and to exercise any right that the Bank could lawfully have exercised or engaged in immediately prior to the Effective Date and assets, rights, franchises and interests of the Bank in and to every type of property (real, personal and mixed) and choses in action as they exist immediately prior to the Effective Date shall continue to be vested in the Bank.

        (c)   No liability of the Bank or of any of its shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of the Bank be impaired by the Reorganization. Any claim existing or any action pending by or against the Bank may be prosecuted to judgment as if the Reorganization had not taken place.

SECTION 5
MANNER AND BASIS OF EXCHANGING SHARES
OF BANK COMMON STOCK

        The manner and basis of exchanging shares of Bank Common Stock for shares of Company Common Stock, excluding those shares of Bank Common Stock held by shareholders who have perfected their dissenters' rights under the applicable provisions of 12 U.S.C. §215a (the "Dissenters' Rights Provision"), shall be as follows:

          (a)    Exchange Ratio.    Each share of Bank Common Stock outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder or holders thereof, be converted into one (1) share of Company Common Stock.

          (b)    Rights of Holders of Certificates for Bank Common Stock.    As of the Effective Date, each certificate theretofore representing one or more outstanding shares of Bank Common Stock shall be deemed for all corporate purposes to evidence only the right to receive a certificate representing an equal number of shares of Company Common Stock in accordance with this Plan.

          (c)    Letter of Transmittal.    Unless the parties otherwise agree, within three (3) business days after the Effective Date, the Bank shall mail a letter of transmittal to all holders of certificates for Bank Common Stock. Upon receipt of the letter of transmittal, each holder of a certificate or certificates theretofore representing shares of Bank Common Stock shall surrender such certificates to the Bank, as exchange agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor, as set forth in (a) above, a certificate representing an equal number of shares of Company Common Stock, subject to the restrictions and conditions of this Plan.

          (d)    Failure to Surrender Bank Common Stock Certificates.    Until the holder surrenders his or her Bank Common Stock certificate or certificates to the Bank (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to the Bank's usual procedures), the holder:

              (i)  shall not be issued a certificate representing the shares of Company Common Stock which such Bank Common Stock certificate may entitle the holder to receive; and

             (ii)  shall not be paid dividends or other distributions in respect of the shares of Company Common Stock which such Bank Common Stock certificate may entitle the holder to receive; instead such dividends or distribution shall be retained, without interest, for the holder's account until he or she surrenders such Bank Common Stock certificate.

Appendix A Page 3

SECTION 6
RIGHTS OF DISSENTING SHAREHOLDERS

        Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters' rights and remedies set forth in the provisions of 12 U.S.C. Section 215a-2.

SECTION 7
REDEMPTION OF COMPANY COMMON STOCK

        As soon as practicable after the Effective Date, the Company shall redeem any shares of Company Common Stock which may have been issued prior to the Effective Date at a redemption price equal to the same consideration paid for such shares, so that immediately after such redemption the then outstanding shares of Company Common Stock shall consist solely of the shares to be issued by the Company upon the exchange of shares of Bank Common Stock as provided in this Plan.

SECTION 8
CONDITIONS PRECEDENT TO CONSUMMATION
OF THE REORGANIZATION

        This Plan is subject to, and consummation of the Reorganization is conditioned upon, the fulfillment prior to the Effective Date of each of the following conditions:

          (a)   Approval of the Plan by vote of the shareholders of the Bank and the Company as required by law;

          (b)   The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provision shall not be deemed by the parties to this Plan to make consummation of this Plan inadvisable;

          (c)   Procurement of all consents of, filings and registrations with, and notifications to all regulatory authorities required for consummation of the transactions contemplated by this Plan, and expiration of all waiting periods required by law; and

          (d)   Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Bank, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Bank prior to the Reorganization.

SECTION 9
TERMINATION

        In the event that:

          (a)   The number of shares of Bank Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank or the Company;

          (b)   Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Reorganization which shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank or the Company;

          (c)   Any action, consent, approval, opinion, or ruling required to be provided by Section 8 of this Plan shall not have been obtained; or

          (d)   For any other reason, consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of the Bank or the Company;

Appendix A Page 4

then this Plan may be terminated at any time before consummation of the Reorganization, by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 9, this Plan shall be void and of no further effect, and there shall be no liability by reason of this Plan or the termination hereof on the part of the Bank, the Company or their directors, officers, employees, agents or shareholders.

SECTION 10
AMENDMENT; WAIVER

        (a)   At any time before or after approval and adoption of this Plan by the respective shareholders of the Bank and the Company, this Plan may be amended by agreement among the Bank and the Company, provided, however, that after the approval and adoption of this Plan by the shareholders of the Bank, no amendment reducing the consideration payable to Bank shareholders pursuant to Section 5(a) of this Plan shall be valid without having been approved by the shareholders of the Bank in the manner required for approval of this Plan.

        (b)   A waiver by any party to this Plan of any breach of a term or condition of this Plan shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

SECTION 11
BINDING EFFECT; COUNTERPARTS; HEADINGS;
ENTIRE AGREEMENT; GOVERNING LAW

        This Plan is binding upon the parties hereto and upon their successors and assigns. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of and the headings in this Plan are for convenience of reference only and shall not be deemed a part of this Plan. This Plan constitutes the entire agreement between the parties with respect to the transactions contemplated by this Plan and supercedes any other prior agreements. This Plan shall be governed by and construed in accordance with the laws of the State of Illinois and by federal banking law.

Appendix A Page 5

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their bank and corporate seals to be affixed to this Plan all as of the day and year first above written.

PEKIN NATIONAL BANK
[BANK SEAL]	By:	/s/ SCOTT C. DAVIS Scott C. Davis President and Chief Executive Officer
ATTEST:
/s/ PAULA M. BALL Paula M. Ball, Cashier
PNB BANCSHARES, INC.
[CORPORATION SEAL]	By:	/s/ SCOTT C. DAVIS Scott C. Davis, President
ATTEST:
/s/ KRISTI SLOTER Kristi Sloter, Secretary

Appendix A Page 6

APPENDIX B

Relevant Portions of Section 215a of
Title 12 of the United States Code

(See DISSENTERS' RIGHTS)

        (b)    Dissenting shareholders.    If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

        (c)    Valuation of shares.    The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

        (d)    Application to shareholders of merging associations: Appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law.    If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Appendix B Page 1

BC-259

APPENDIX C

[OCC LOGO]

BANKING ISSUANCE

Comptroller of the Currency Administrator of National Banks
Type: Banking Circular	Subject: Stock Appraisals

To:
Chief Executive Officers of National Banks, Deputy
Comptrollers (District), Department and Division Heads, and
Examining Personnel

PURPOSE

        This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

        Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

        The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

        Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of the bank's shares. After reviewing the particular facts in each case and the available information on

Date: March 5, 1992	Page 1 of 5

Appendix C Page 1

a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

        The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

        Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

        The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

        The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Date: March 5, 1992	Page 2 of 5

Appendix C Page 2

        Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

        The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

        For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

        The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

        In connection with disclosures given to shareholders under 12 CFR 11.590 (Item 2), banks may provide shareholders a copy of this banking circular or disclose the information in the banking circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

Date: March 5, 1992	Page 3 of 5

Appendix C Page 3

APPRAISAL RESULTS

Appraisal Date*	OCC Appraisal Value	Price Offered	Book Value	Average Price/ Earnings Ratio of Peer Group
1/1/85	107.05	110.00	178.29	5.3
1/2/85	73.16	NA	66.35	6.8
1/15/85	53.41	60.00	83.95	4.8
1/31/85	22.72	20.00	38.49	5.4
2/1/85	30.63	24.00	34.08	5.7
2/25/85	27.74	27.55	41.62	5.9
4/30/85	25.98	35.00	42.21	4.5
7/30/85	3,153.10	2,640.00	6,063.66	NC
9/1/85	17.23	21.00	21.84	4.7
11/22/85	316.74	338.75	519.89	5.0
11/22/85	30.28	NA	34.42	5.9
12/16/85	66.29	77.00	89.64	5.6
12/27/85	60.85	57.00	119.36	5.3
12/31/85	61.77	NA	73.56	5.9
12/31/85	75.79	40.00	58.74	12.1
1/12/86	19.93	NA	26.37	7.0
3/14/86	59.02	200.00	132.20	3.1
4/21/86	40.44	35.00	43.54	6.4
5/2/86	15.50	16.50	23.69	5.0
7/3/86	405.74	NA	612.82	3.9
7/31/86	297.34	600.00	650.63	4.4
8/22/86	103.53	106.67	136.23	NC
12/26/86	16.66	NA	43.57	4.0
12/31/86	53.39	95.58	69.66	7.1
5/1/87	186.42	NA	360.05	5.1
6/11/87	50.46	70.00	92.35	4.5
6/11/87	38.53	55.00	77.75	4.5
7/31/87	13.10	NA	20.04	6.7
8/26/87	55.92	57.52	70.88	NC
8/31/87	19.55	23.75	30.64	5.0
8/31/87	10.98	NA	17.01	4.2
10/6/87	56.48	60.00	73.11	5.6

Date: March 5, 1992	Page 4 of 5

Appendix C Page 4

3/15/88	297.63	NA	414.94	6.1
6/2/88	27.26	NA	28.45	5.4
6/30/88	137.78	NA	215.36	6.0
8/30/88	768.62	677.00	1,090.55	10.7
3/31/89	773.62	NA	557.30	7.9
5/26/89	136.47	180.00	250.42	4.5
5/29/90	9.87	NA	11.04	9.9

*
—    The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA
—    Not Available

NC
—    Not Computed

        For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.

/s/ FRANK MAGUIRE Frank Maguire Acting Senior Deputy Comptroller Corporate Policy and Economic Analysis

Date: March 5, 1992	Page 5 of 5

Appendix C Page 5

APPENDIX D

Form BCA-10.30 (Rev. Jan. 1999)	RESTATED ARTICLES OF AMENDMENT	File #

Jesse White Secretary of State Department of Business Services Springfield, IL 62756 Telephone (217) 782-1832		SUBMIT IN DUPLICATE This space for use by Secretary of State

Remit payment in check or money order, payable to "Secretary of State." The filing fee for restated articles of amendment—$100.00 http://www.sos.state.il.us		Date Franchise Tax $ Filing Fee* $25.00 Penalty $ Approved:

1.
CORPORATE NAME: PNB Bancshares, Inc.

(Note 1)

2.
MANNER OF ADOPTION OF AMENDMENT:

  The following amendment of the Articles of Incorporation was adopted on April 8, 2003 in the manner indicated below. ("X" one box only)

☐	By a majority of the incorporators, provided no directors were named in the articles of incorporation and no directors have been elected;
(Note 2)
☐	By a majority of the board of directors, in accordance with Section 10.10, the corporation having issued no shares as of the time of adoption of this amendment;
(Note 2)
☐	By a majority of the board of directors, in accordance with Section 10.15, shares having been issued but shareholder action not being required for the adoption of the amendment;
(Note 3)
☒	By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the articles of incorporation were voted in favor of the amendment;
(Note 4)
☐	By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the articles of incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10;
(Notes 4 & 5)
☐	By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment.
(Note 5)
3.
TEXT OF AMENDMENT:

a.
When amendment effects a name change, insert the new corporate name below. Use Page 2 for all other amendments.

    Article I: The name of the corporation is:

                                                        N/A
(NEW NAME)

All changes other than name, include on page 2
(over)

Appendix D Page 1

Text of Amendment

b.
(If amendment affects the corporate purpose, the amended purpose is required to be set forth in its entirety. If there is not sufficient space to do so, add one or more sheets of this size.)

See EXHIBIT A attached hereto and made a part hereof for the text of the Amended and Restated Articles of Incorporation.

Additional Information required by Illinois Business Corporation Act Section 10.30(8):

Date of incorporation: December 4, 2002
Name under which the corporation was incorporated: PNB Bancshares, Inc.
Subsequent names adopted: None
Registered Agent: Scott C. Davis
Registered Office: 329 Court Street, Pekin, IL, Tazewell County, 61554
Current number of Shares issued: 1
Current paid-in-captial: $10.00

Appendix D Page 2

4.
The manner, if not set forth in Article 3b, in which any exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, provided for or effected by this amendment, is as follows: (If not applicable, insert "No change")

        No change

5.
(a) The manner, if not set forth in Article 3b, in which said amendment effects a change in the amount of paid-in capital (Paid-in capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) is as follows: (If not applicable, insert "No change")

        No change

  (b) The amount of paid-in capital (Paid-in Capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts) as changed by this amendment is as follows: (If not applicable, insert "No change")

        No change

	Before Amendment	After Amendment
Paid-in Capital	$	$

(Complete either Item 6 or 7 below. All signatures must be in BLACK INK.)

6.
The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.
Dated	April 8 , 2003 (Month & Day) (Year)	PNB Bancshares, Inc. (Exact Name of Corporation at date of execution)
attested by	/s/ KRISTI SLOTER	by	/s/ SCOTT C. DAVIS

	(Signature of Secretary or Assistant Secretary)		(Signature of President or Vice President)
	Kristi Sloter, Secretary (Type or Print Name and Title)	Scott C. Davis, President (Type or Print Name and Title)
7.
If amendment is authorized pursuant to Section 10.10 by the incorporators, the incorporators must sign below, and type or print name and title.

OR

  If amendment is authorized by the directors pursuant to Section 10.10 and there are no officers, then a majority of the directors or such directors as may be designated by the board, must sign below, and type or print name and title.

  The undersigned affirms, under the penalties of perjury, that the facts stated herein are true.

        Dated                                                                 ,
                                         (Month & Day)                        (Year)

Appendix D Page 3

NOTES and INSTRUCTIONS

NOTE 1:	State the true exact corporate name as it appears on the records of the office of the Secretary of State, BEFORE any amendments herein reported.
NOTE 2:	Incorporators are permitted to adopt amendments ONLY before any shares have been issued and before any directors have been named or elected.
(§ 10.10)
NOTE 3:	Directors may adopt amendments without shareholder approval in only seven instances, as follows:
(a) to remove the names and addresses of directors named in the articles of incorporation;
(b) to remove the name and address of the initial registered agent and registered office, provided a statement pursuant to § 5.10 is also filed;
(c) to increase, decrease, create or eliminate the par value of the shares of any class, so long as no class or series of shares is adversely affected.
(d) to split the issued whole shares and unissued authorized shares by multiplying them by a whole number, so long as no class or series is adversely affected thereby;
(e)
to change the corporate name by substituting the word "corporation", "incorporated", "company", "limited", or the abbreviation "corp.", "inc.", "co.", or "ltd." for a similar word or abbreviation in the name, or by adding a geographical attribution to the name;
(f) to reduce the authorized shares of any class pursuant to a cancellation statement filed in accordance with § 9.05,
(g) to restate the articles of incorporation as currently amended.
(§ 10.15)
NOTE 4:	All amendments not adopted under § 10.10 or § 10.15 require (1) that the board of directors adopt a resolution setting forth the proposed amendment and (2) that the shareholders approve the amendment.
Shareholder approval may be (1) by vote at a shareholders' meeting (either annual or special) or (2) by consent, in writing, without a meeting.

To be adopted, the amendment must receive the affirmative vote or consent of the holders of at least 2/3 of the outstanding shares entitled to vote on the amendment (but if class voting applies, then also at least a 2/3 vote within each class is required).

The articles of incorporation may supersede the 2/3 vote requirement by specifying any smaller or larger vote requirement not less than a majority of the outstanding shares entitled to vote and not less than a majority within each class when class voting applies.
(§ 10.20)
NOTE 5:
When shareholder approval is by consent, all shareholders must be given notice of the proposed amendment at least 5 days before the consent is signed. If the amendment is adopted, shareholders who have not signed the consent must be promptly notified of the passage of the amendment.
(§§ 7.10 & 10.20)

Appendix D Page 4

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PNB BANCSHARES, INC.

RESTATED ARTICLE ONE

        The name of the Corporation is: PNB Bancshares, Inc.

RESTATED ARTICLE TWO

        The address of the registered office of the Corporation in the State of Illinois is 329 Court Street, City of Pekin, County of Tazewell. The name of its registered agent at such address is Scott C. Davis.

RESTATED ARTICLE THREE

        The purpose of the Corporation is to do any and all acts and things for which corporations may be incorporated under The Business Corporation Act of 1983 of the State of Illinois.

AMENDED AND RESTATED ARTICLE FOUR

        The total number of shares of all classes which the Corporation has authority to issue is 70,000 shares of common stock, having $10 par value per share.

RESTATED ARTICLE FIVE

        No holder of any class or series of stock of the Corporation shall have cumulative voting rights with respect to any matter voted upon by the holders of such stock.

        In addition to any affirmative vote that may be otherwise required, the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of stock of the Corporation then entitled to vote at an election of directors, considered for purposes of this Article Five as one class, shall be required to amend, alter or repeal in any respect, or adopt any provision inconsistent with, this Article Five.

RESTATED ARTICLE SIX

        Each of the following matters when submitted to shareholders vote pursuant to the requirements of the Business Corporation Act of 1983, as amended from time to time, or any successor statute, shall require for its adoption, approval or authorization, as the case may be, the affirmative vote of the holders of at least a majority of the total outstanding shares of each class or series of shares entitled to vote as a class on the matter:

  (i)
  a proposed amendment to these Articles of Incorporation;

  (ii)
  a plan of merger, consolidation or exchange;

  (iii)
  a sale, lease, exchange, or other disposition of all, or substantially all, the property and assets, with or without the goodwill, of the Corporation, if not made in the usual and regular course of business, and the determination of, or authorization of the Board of Directors to determine, any or all of the terms and conditions thereof and the consideration to be received by the Corporation therefor; and

  (iv)
  a resolution to voluntarily dissolve the Corporation.

Appendix D Page 5

RESTATED ARTICLE SEVEN

        A.    Number, Term and Election.    The Board of Directors shall consist of not less than six directors. The bylaws of the Corporation shall establish a variable range for the size of the Board by prescribing a minimum number and maximum number (which may not exceed the minimum number by more than six), with the exact number of directors to be fixed from time to time pursuant to resolution adopted by a majority of the Board of Directors then in office. The directors shall be divided into three classes, the classes to be as nearly equal in number as possible. The initial term of office of Class I directors shall expire at the annual meeting of shareholders to be held in 2004; the initial term of office of Class II directors shall expire at the annual meeting of shareholders to be held in 2005; and the initial term of office of Class III directors shall expire at the annual meeting of shareholders to be held in 2006. At each annual meeting of shareholders, directors chosen to succeed those whose terms expire shall be elected for a term expiring at the third succeeding annual meeting of shareholders following their election so that the term of office of one class of directors shall expire in each year. All directors of the Corporation shall hold office until their respective successors are duly elected and qualified. Any director elected to a particular class by the shareholders or appointed by the directors to fill a vacancy in accordance with the Corporation's bylaws and the Illinois Business Corporation Act shall be eligible, upon resignation, to be elected to a different class in which a vacancy exists.

        The names and addresses of the persons who shall serve as the initial directors of each class of directors of the Corporation until their successors are elected and qualified or until their earlier resignation or removal are as follows:

Name	Address	Class	Expiration of Term
Warren E. Miller	17957 IL Rt. #9 Pekin, Illinois 61546	I	2004 Annual Meeting
Henry T. Sego, Jr.	305 Edgewood Drive Pekin, Illinois 61554	I	2004 Annual Meeting
Paula M. Ball	7410 Sky Ranch Road Manito, Illinois 61546	II	2005 Annual Meeting
Wayne M. Zimmerman	6 Roth Court Metamora, Illinois 61548	II	2005 Annual Meeting
Scott C. Davis	6119 North Leaf Court Peoria, Illinois 61615	III	2006 Annual Meeting
Sidney W. Parker	14480 Mennonite Church Road Pekin, Illinois 61554	III	2006 Annual Meeting

        B.    Newly Created Directorships.    If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

        C.    Removal.    Subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election of directors.

        D.    Amendment, Repeal or Alteration.    Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Articles of Incorporation or any Preferred Stock Designation,

Appendix D Page 6

the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then outstanding shares of voting stock, voting together as a single class, shall be required to alter, amend or repeal this Article Seven.

RESTATED ARTICLE EIGHT

        The Corporation shall be governed by Section 7.85 of the Illinois Business Corporation Act, as amended from time to time, said section being entitled "Vote Required for Certain Business Combinations." In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, this Article Eight may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article Eight be adopted, unless such action is approved by the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding voting stock.

RESTATED ARTICLE NINE

        The Corporation shall be governed by Section 11.75 of the Illinois Business Corporation Act, as amended from time to time, said section being entitled "Business Combinations with Interested Shareholders." In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, this Article Nine may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article Nine be adopted, unless such action is approved by the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding voting stock.

RESTATED ARTICLE TEN

        The directors of the Corporation shall not be liable to the Corporation or to the shareholders of the Corporation for monetary damages for breach of fiduciary duties as a director, provided that this provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the Illinois Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. For purposes hereof, "fiduciary duty as a director" shall include fiduciary duties arising in serving as a director of any subsidiary of the Corporation and references to the Corporation shall include all such subsidiaries.

        In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, this Article Ten may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article Ten be adopted, unless such action is approved by the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding voting stock.

RESTATED ARTICLE ELEVEN

        Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. In addition to the voting requirements imposed by law or by any other provision of these Articles of Incorporation, this Article Eleven may not be amended, altered or repealed in any respect, nor may any provision inconsistent with this Article Eleven be adopted, unless such action is approved by the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding voting stock.

Appendix D Page 7

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, and Article Ten of the Registrant's Amended and Restated Articles of Incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules.

        The Exhibits to this Registration Statement are listed in the Exhibit Index which follows the signature page.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes to:

  (1)
  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

  (2)
  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3)
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the statutory and by-law provisions referred to in Item 20, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to this request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pekin, State of Illinois, on August 22, 2003.

PNB BANCSHARES, INC. (Registrant)
By	/s/ SCOTT C. DAVIS Scott C. Davis, President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ SCOTT C. DAVIS Scott C. Davis	President and Director (Principal Executive Officer)	8-22-03
/s/ PAULA M. BALL* Paula M. Ball	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	8-22-03
/s/ WARREN E. MILLER* Warren E. Miller	Director	8-22-03
/s/ SIDNEY W. PARKER* Sidney W. Parker	Director	8-22-03
/s/ HENRY T. SEGO, JR.* Henry T. Sego, Jr.	Director	8-22-03
/s/ WAYNE M. ZIMMERMAN* Wayne M. Zimmerman	Director	8-22-03
*By:	/s/ SCOTT C. DAVIS Scott C. Davis Attorney-in-fact

EXHIBIT INDEX

	Item		Exhibit	Page
2.	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession	2.1	Agreement and Plan of Share Exchange is attached to the Joint Proxy Statement/Prospectus as Appendix A.
3.	Articles of Incorporation and Bylaws	3.1	Amended and Restated Articles of Incorporation of PNB Bancshares, Inc. is attached to the Joint Proxy Statement/Prospectus as Appendix C.
		3.2	Bylaws of PNB Bancshares, Inc.*
5.	Opinion Re: Legality	5.1	Opinion of Howard & Howard Attorneys, P.C. as to the legality of the shares.*
8.	Opinion Re: Tax Treatment	8.1	Opinion of Howard & Howard Attorneys, P.C. as to tax treatment of share exchange
23.	Consents of Experts and Counsel	23.1	Consent of Howard & Howard Attorneys, P.C. (included in Exhibit 5.1)*
24.	Power of Attorney	24.1	Powers of attorney are included on the signature page to the Registration Statement*
99.	Additional Exhibits	99.1	Form of Proxy for Pekin National Bank*

*
Previously filed

QuickLinks

CROSS REFERENCE SHEET
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON , 2003
TABLE OF CONTENTS
APPENDICES
SUMMARY
  The Share Exchange (page 13)
  Comparison of the Rights of Pekin National Bank Shareholders and PNB Bancshares Shareholders (page 16)
  Material Federal Income Tax Consequences (page 23)
  Dissenters' Rights (page 23)
  Risk Factors (page 7)
  The Special Meeting (page 8)
  The Parties (pages 24 and 26)
Comparative Per Share Data
  Regulatory Approvals (page 15)
RISK FACTORS
  As We Have Had Only 55 Trades in the Past 10 Years the Present Market for Our Common Stock Is Significantly Limited and We Do Not Expect that Formation of the Holding Company Will Result in a More Liquid Market
  PNB Bancshares' Ability to Pay Dividends Depends on Dividends from Pekin National Bank
  Change of Control Restrictions
  Limitations Upon the Type of Investors Who May Legally Own PNB Bancshares Common Stock
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
INFORMATION REGARDING THE SPECIAL MEETING TO APPROVE THE SHARE EXCHANGE
  Matters to be Considered at the Special Meeting to Vote on the Share Exchange
  Record Date and Voting for the Share Exchange
  Vote Required for the Agreement and Plan of Share Exchange
  Revocability of Proxies for the Share Exchange
  Solicitation of Proxies for the Share Exchange
  Certain Shareholders of Pekin National Bank
  Certain Shareholders of PNB Bancshares, Inc.
  Recommendation
THE PROPOSED SHARE EXCHANGE
  PNB Bancshares Restructuring
  The Share Exchange
  Reasons for the Share Exchange
  Management Following the Share Exchange
  Shareholder Rights After the Share Exchange
  Restrictions on Resales of PNB Bancshares Common Stock
  Regulatory Approvals
  Amendment and Termination of the Agreement and Plan of Share Exchange
  Effective Date
  Surrender of Stock Certificates and Receipt of New Certificates
  Exchange of Stock Certificates
  Failure to Surrender Stock Certificates
INFORMATION REGARDING PNB BANCSHARES STOCK
COMPARISON OF THE RIGHTS OF PEKIN NATIONAL BANK SHAREHOLDERS AND PNB BANCSHARES SHAREHOLDERS
  Authorized and Unissued Stock
  Dividend Rights
  Voting Rights
  Pre-emptive Rights
  Liquidation Rights
  Assessment and Repurchase
  Antitakeover Provisions in PNB Bancshares' Amended and Restated Articles of Incorporation and Bylaws
  Illinois Takeover Law
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
DISSENTERS' RIGHTS
INFORMATION REGARDING PNB BANCSHARES
  General
  Properties
  Employees
  Governmental Monetary Policies
  Government Regulation
  Market for PNB Bancshares Common Stock
  Dividends on PNB Bancshares Common Stock
  SEC Reporting Requirements
CAPITALIZATION
INFORMATION REGARDING PEKIN NATIONAL BANK
  General
  Properties
  Employees
  Lending Activities
  Investment Securities
  Deposits
  Market Area
  Legal Proceedings
  Competition
  Government Regulation
  Market for and Dividends on Pekin National Bank Common Stock
  Effect of Holding Company Formation on Pekin National Bank's Operations
MANAGEMENT OF PNB BANCSHARES
  Directors and Officers of PNB Bancshares
  Compensation of Directors and Officers of PNB Bancshares
SUPERVISION AND REGULATION
  General
  PNB Bancshares
  Pekin National Bank
LEGAL MATTERS
FINANCIAL STATEMENTS
OTHER MATTERS
DOCUMENTS AVAILABLE FOR INSPECTION
HOW TO OBTAIN ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
PEKIN NATIONAL BANK BALANCE SHEET December 31, 2002 (Dollars in Thousands, Except Share and Per Share Data)
PEKIN NATIONAL BANK STATEMENT OF INCOME Year Ended December 31, 2002 (Dollars in Thousands, Except Share and Per Share Data)
PEKIN NATIONAL BANK Statement of stockholders' equity Year Ended December 31, 2002 (Dollars in Thousands, Except Per Share Data)
PEKIN NATIONAL BANK STATEMENT OF CASH FLOWS Year Ended December 31, 2002 (Dollars in Thousands)
PEKIN NATIONAL BANK NOTES TO FINANCIAL STATEMENTS December 31, 2002
  APPENDIX A
  APPENDIX B
  APPENDIX C
  APPENDIX D
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX